                                                                     EXHIBIT 4.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                    TEKELEC,

                                BUCKDANGER, INC.,

                               STELEUS GROUP, INC.

                                       and

                            STRATEGIC PARTNERS, INC.

                          SOFTWARE CONSOLIDATIONS, INC.

                  THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                                 JAFCO CO., LTD.

         U.S. INFORMATION TECHNOLOGY INVESTMENT ENTERPRISE PARTNERSHIP

      U.S. INFORMATION TECHNOLOGY NO. 2 INVESTMENT ENTERPRISE PARTNERSHIP

                           BANCBOSTON INVESTMENTS INC.

                      GMT COMMUNICATIONS PARTNERS II, L.P.

                 GMT COMMUNICATIONS PARTNERS (HOLLAND) II, L.P.

                                       and

              GMT COMMUNICATIONS PARTNERS (EXECUTIVE FUND) II, L.P.

                           Dated as of August 19, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
Table of Contents

Page
ARTICLE I THE MERGER...................................................................................................    2
        1.1         Merger and Effect of Merger........................................................................    2
        1.2         Method of Effecting Merger; Closing................................................................    3
        1.3         Conversion of Acquisition Subsidiary Capital Stock.................................................    3
        1.4         Merger Consideration...............................................................................    3
        1.5         Stockholders' Rights upon Merger...................................................................    6
        1.6         Waiver of Dissenters' Rights.......................................................................    6
        1.7         Net Working Capital Adjustment to Merger Consideration.............................................    6
        1.8         Options and Warrants...............................................................................    8
        1.9         Deliveries of the Company at Closing...............................................................    8
        1.10        Deliveries of Parent at Closing....................................................................   10
        1.11        Escrow.............................................................................................   10
        1.12        Certificate of Incorporation and Bylaws of the Surviving Corporation...............................   11
        1.13        Directors and Officers of the Surviving Corporation................................................   11
        1.14        Appointment of Preferred Stockholders' Representatives.............................................   11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...................................................................   12
        2.1         Corporate Organization, Qualification and Power....................................................   13
        2.2         Subsidiaries.......................................................................................   13
        2.3         Capitalization and Related Matters.................................................................   14
        2.4         Ownership of  Stock; Enforceability; Noncontravention..............................................   15
        2.5         Financial Statements...............................................................................   16
        2.6         Books and Records..................................................................................   16
        2.7         No Undisclosed Liabilities.........................................................................   17
        2.8         Taxes..............................................................................................   17
        2.9         Assets and Real Property...........................................................................   21
        2.10        Necessary Property and Transfer of Assets..........................................................   22
        2.11        Accounts Receivable; Inventories...................................................................   22
        2.12        Contracts and Commitment...........................................................................   22
        2.13        Validity of Contracts..............................................................................   24
        2.14        Intellectual Property..............................................................................   24
        2.15        Litigation.........................................................................................   28
        2.16        Insurance..........................................................................................   28
        2.17        Absence of Certain Changes.........................................................................   29
        2.18        No Breach of Law or Governing Document; Licenses and Permits.......................................   30
        2.19        Transactions with Related Persons; Outside Interests...............................................   31
        2.20        Bank Accounts of the Company.......................................................................   32
        2.21        Environmental Matters..............................................................................   32
        2.22        Officers, Directors, Employees, Consultants and Agents; Compensation...............................   33

        2.23        Labor Matters......................................................................................   35
        2.24        Employee Benefit Matters...........................................................................   35
        2.25        Overtime, Back Wages, Vacation and Minimum Wage....................................................   37
        2.26        Occupational Safety and Health.....................................................................   38
        2.27        Customers and Suppliers............................................................................   38
        2.28        Product and Service Warranties.....................................................................   38
        2.29        Product Liability Claims...........................................................................   38
        2.30        Product Safety Authorities.........................................................................   39
        2.31        Foreign Operations and Export Control..............................................................   39
        2.32        Brokers, Finders, Other Offers.....................................................................   39
        2.33        Information Supplied...............................................................................   40
        2.34        Certain Key Employees..............................................................................   40
        2.35        Disclosure.........................................................................................   40

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS...................................................   40
        3.1         Preferred Stockholders' Representations and Warranties.............................................   40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT....................................................................   41
        4.1         Corporate Existence; Authority; No Conflict; Consents..............................................   41
        4.2         Absence of Certain Changes.........................................................................   43
        4.3         No Breach of Law or Governing Document.............................................................   43
        4.4         Litigation.........................................................................................   44
        4.5         Brokers, Finders...................................................................................   44
        4.6         Parent SEC Reports.................................................................................   44
        4.7         Financial Statements...............................................................................   44

ARTICLE V CERTAIN COVENANTS OF THE COMPANY.............................................................................   44
        5.1         Execution of this Agreement; Certain Notices.......................................................   44
        5.2         Conduct of Business of the Company.................................................................   45
        5.3         Notification of Certain Matters....................................................................   47
        5.4         Access to Information; Confidentiality.............................................................   49
        5.5         Diligent Efforts; Cooperation......................................................................   50
        5.6         Company Stockholder Approval.......................................................................   50
        5.7         Compliance.........................................................................................   51
        5.8         Securities and Stockholder Materials...............................................................   51
        5.9         Takeover Statutes..................................................................................   51
        5.10        No Solicitation....................................................................................   51
        5.11        Company Preferred Stock and Company Stock Rights...................................................   53
        5.12        Company Stock Rights...............................................................................   54
        5.13        Affiliate Letters..................................................................................   54
        5.14        Termination of Special Management Incentive Bonus Plan.............................................   54
        5.15        Termination of 401(k) Plan.........................................................................   54
        5.16        Software Licenses..................................................................................   54
        5.17        Patent Application Assignment......................................................................   54
        5.18        Customer Register.  The Company shall cause Steleus SAS, prior to Closing, to prepare and maintain the register required under applicable Law confirming that its customers in
                    France themselves have the appropriate permits.....................................................   54

ARTICLE VI COVENANTS OF PARENT.........................................................................................   54
        6.1         Notification of Certain Matters....................................................................   54
        6.2         Diligent Efforts; Cooperation......................................................................   55
        6.3         Compliance.........................................................................................   56
        6.4         Company Employee Retention Bonus Program...........................................................   56
        6.5         Employee Matters...................................................................................   56
        6.6         Parent Grant of Options and/or Restricted Stock Units..............................................   57
        6.7         Nasdaq Stock Market Listing........................................................................   57
        6.8         Maintenance of Directors and Officers Indemnification..............................................   57
        6.9         Registration Statement on Form S-8.................................................................   57

ARTICLE VII ADDITIONAL COVENANTS OF THE PARTIES........................................................................   58
        7.1         Public Announcements...............................................................................   58
        7.2         California Fairness Hearing and Permit.............................................................   58
        7.3         Alternatives to Fairness Hearing...................................................................   60
        7.4         Certain Tax Matters................................................................................   61

ARTICLE VIII CONDITIONS PRECEDENT......................................................................................   62
        8.1         Conditions to Each Party's Obligations.............................................................   62
        8.2         Conditions to Obligations of the Company...........................................................   63
        8.3         Conditions to Obligations of Parent and Acquisition Subsidiary.....................................   64

ARTICLE IX INDEMNIFICATION.............................................................................................   66
        9.1         Indemnification of Parent..........................................................................   66
        9.2         Survival...........................................................................................   68
        9.3         Limitations........................................................................................   68
        9.4         Indemnification of Stockholders....................................................................   70
        9.5         Notice of Claim; Satisfaction of Claim.............................................................   71
        9.6         Right to Contest Claims of Third Persons...........................................................   71
        9.7         Dispute Concerning Defense of Third Person Claims..................................................   73
        9.8         Recovery Against Escrow Funds First................................................................   73
        9.9         Exclusive Remedies.................................................................................   76
        9.10        Treatment of Indemnification.......................................................................   77
        9.11        Post-Closing Access................................................................................   77
        9.12        Release of Escrow Funds............................................................................   77

ARTICLE X TERMINATION..................................................................................................   78
        10.1        Termination........................................................................................   78

ARTICLE XI MISCELLANEOUS PROVISIONS....................................................................................   80
        11.1        Notice.............................................................................................   80
        11.2        Entire Agreement...................................................................................   83
        11.3        Assignment; Binding Agreement......................................................................   83
        11.4        Amendment and Modification.........................................................................   83
        11.5        Counterparts.......................................................................................   83
        11.6        Headings; Interpretation...........................................................................   83
        11.7        Expenses...........................................................................................   84
        11.8        Remedies Cumulative................................................................................   85

        11.9        Governing Law......................................................................................   85
        11.10       Submission to Jurisdiction; Waivers................................................................   85
        11.11       No Waiver..........................................................................................   86
        11.12       Severability.......................................................................................   86
        11.13       No Third Party Beneficiaries.......................................................................   86

                             INDEX OF DEFINED TERMS

                                                                                                                         Page
                                                                                                                         ----
Accounts Receivable....................................................................................................   22
Acquired Companies.....................................................................................................   13
Acquired Company ......................................................................................................   13
Acquisition Subsidiary.................................................................................................    2
Action.................................................................................................................   28
Affiliate Letter ......................................................................................................   53
Agreement .............................................................................................................    2
Assets.................................................................................................................   21
Balance Sheet .........................................................................................................   16
Benchmark Working Capital Statement....................................................................................    6
Bonus Employees .......................................................................................................   56
Business Day ..........................................................................................................    3
Cash Merger Consideration..............................................................................................    4
Cash Retention Bonuses.................................................................................................   56
Certificate of Merger..................................................................................................    3
Certificates ..........................................................................................................    6
Closing ...............................................................................................................    3
Closing Date ..........................................................................................................    3
Closing Stock Price....................................................................................................    4
COBRA .................................................................................................................   36
Company ...............................................................................................................    2
Company Acquisition Proposal...........................................................................................   51
Company Common Stock...................................................................................................    4
Company Entities ......................................................................................................   31
Company Intellectual Property License..................................................................................   25
Company Material Adverse Change........................................................................................   47
Company Material Adverse Effect........................................................................................   47
Company Options .......................................................................................................    8
Company Preferred Stock................................................................................................    3
Company Recommendation.................................................................................................   50
Company Stock Rights...................................................................................................   14
Company Stockholder Approval...........................................................................................   50
Company Subsidiaries...................................................................................................   13
Company Subsidiary.....................................................................................................   13
Company Superior Proposal..............................................................................................   52
Company Transaction Expenses...........................................................................................   84
Company Warrant........................................................................................................    8
Confidentiality Agreement..............................................................................................   49
Contract ..............................................................................................................   24
Contracts .............................................................................................................   24
D&O Insurance Policies.................................................................................................   57
Dissenter's Rights.....................................................................................................    6
DOJ....................................................................................................................   63
Effective Time ........................................................................................................    3
Environmental Law .....................................................................................................   32

Environmental Permits..................................................................................................   32
Environmental Property.................................................................................................   32
ERISA..................................................................................................................   36
Escrow.................................................................................................................   10
Escrow Agent ..........................................................................................................    4
Escrow Deposit ........................................................................................................    4
Escrow Funds ..........................................................................................................   10
Event..................................................................................................................   47
Final Working Capital..................................................................................................    8
Financial Statements...................................................................................................   16
FTC....................................................................................................................   63
Hazardous Materials....................................................................................................   32
Indemnified Losses.....................................................................................................   67
Indemnified Party......................................................................................................   71
Indemnifying Party.....................................................................................................   71
Initial Cash Consideration.............................................................................................    4
Intellectual Property..................................................................................................   24
Law....................................................................................................................   31
Liens..................................................................................................................   13
Losses.................................................................................................................   66
Majority Recipients....................................................................................................   12
Merger.................................................................................................................    2
Merger Consideration...................................................................................................    3
Net Working Capital....................................................................................................    6
Notice of Disagreement.................................................................................................    7
Notice Period..........................................................................................................    7
NYBCL..................................................................................................................    2
Offer Letter...........................................................................................................   40
Order..................................................................................................................   28
Ordinary Course of Business............................................................................................   17
Parent.................................................................................................................    2
Parent Common Stock....................................................................................................    4
Parent Indemnified Persons.............................................................................................   66
Parent Material Adverse Change.........................................................................................   54
Parent Material Adverse Effect.........................................................................................   54
Parent Special Third Person Claim......................................................................................   72
Parent Update Schedule.................................................................................................   54
Parties................................................................................................................    2
Party..................................................................................................................    2
PBGC...................................................................................................................   37
Person.................................................................................................................   84
Plan...................................................................................................................   36
Plans..................................................................................................................   36
Preferred Stockholders.................................................................................................    2
Property ..............................................................................................................   21
Real Property .........................................................................................................   21
Release ...............................................................................................................   44
RSUs...................................................................................................................   57

safe harbor lease .....................................................................................................   19
Senior Management .....................................................................................................   13
Statement of Working Capital...........................................................................................    7
Stock Merger Consideration.............................................................................................    4
Stockholders ..........................................................................................................    2
Straddle Period .......................................................................................................   61
Surviving Corporation..................................................................................................    2
Tax Return ............................................................................................................   17
Tax Returns ...........................................................................................................   17
Taxes..................................................................................................................   20
tax-exempt use property................................................................................................   20
Third Person ..........................................................................................................   71
Third Person Claim.....................................................................................................   71
Unknown Event .........................................................................................................   52
Update Schedule .......................................................................................................   48
Voting Agreements .....................................................................................................    2
Working Capital Adjustment.............................................................................................    8
Working Papers ........................................................................................................    7

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of August 19, 2004, by and among TEKELEC, a California corporation ("Parent"), BUCKDANGER, INC., a New York corporation and wholly-owned subsidiary of Parent ("Acquisition Subsidiary"), STELEUS GROUP, INC., a New York corporation (the "Company"), and the PREFERRED STOCKHOLDERS of Company identified on the signature pages hereto (collectively, the "Preferred Stockholders"). Parent, Acquisition Subsidiary, the Preferred Stockholders, and the Company are referred to herein each as a "Party" and together as the "Parties."

                                    RECITALS

            A. The respective Boards of Directors of the Company, Parent and Acquisition Subsidiary have approved the merger (the "Merger") of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of their respective stockholders (with respect to each Party, its "Stockholders") and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

            B. The Company, Acquisition Subsidiary, the Preferred Stockholders and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

            C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Preferred Stockholders is executing and delivering to Parent a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreements").

            NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 Merger and Effect of Merger.

            (a) The constituent corporations of the Merger are the Company and Acquisition Subsidiary.

            (b) Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the State of New York (the "NYBCL"), at the Effective Time (as hereinafter defined), Acquisition Subsidiary shall be merged into the Company and the separate corporate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

            (c) At and after the Effective Time (as hereinafter defined), the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the NYBCL.

      1.2 Method of Effecting Merger; Closing. The Merger shall be effected as follows:

            (a) Certificate of Merger. The Company shall execute a Certificate of Merger in substantially the form set forth in Exhibit B (the "Certificate of Merger") and shall cause the Certificate of Merger to be filed and recorded on the Closing Date (as hereinafter defined) with the Secretary of State of New York in accordance with the applicable provisions of the NYBCL. The Merger shall thereupon become effective and be consummated immediately upon the later of such filing or at such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the NYBCL (the "Effective Time").

            (b) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Bryan Cave LLP, Santa Monica, California, at 9:00 a.m., local time, on December 15, 2004, or such other date as Parent, the Company and Acquisition Subsidiary may agree in writing (the "Closing Date"). "Business Day" shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of New York, United States of America.

      1.3 Conversion of Acquisition Subsidiary Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding shares of the Common Stock, $0.01 par value per share, of Acquisition Subsidiary shall be converted into one share of the Common Stock of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of Common Stock of Acquisition Subsidiary, the Surviving Corporation shall promptly issue to the owner thereof a certificate representing the share of Common Stock of the Surviving Corporation into which it has been converted. After the Effective Time such share shall be the only issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

      1.4 Merger Consideration.

            (a) Aggregate Merger Consideration. Subject to the other terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the outstanding shares as of the date hereof of the Company's Series A Convertible Preferred Shares, par value $1.00 per share, Series B Convertible Preferred Shares, par value $1.00 per share, Series C Convertible Preferred Shares, par value $1.00 per share, Series D Convertible Preferred Shares, par value $1.00 per share, Series E Convertible Preferred Shares, par value $1.00 per share, Series F Convertible Preferred Shares, par value $1.00 per share, Series G Convertible Preferred Shares, par value $1.00 per share, and Series H Convertible Preferred Shares, par value $1.00 per share (collectively, the "Company Preferred Stock") shall be converted into and become the right to receive consideration (the "Merger Consideration") comprised of, in the aggregate:

                                       3.

                  (i) the cash amount of $27,300,000 reduced by the Working Capital Adjustment (as hereinaftter defined), if any, and further reduced by the amount, if any, by which the Company Transaction Expenses exceed the aggregate amount of $1,200,000 as provided in Section 11.7 (the "Cash Merger Consideration"); and

                  (ii) that number of shares of Common Stock of Parent, without par value ("Parent Common Stock"), that results from dividing $27,300,000 by the average per share closing sales price (the "Closing Stock Price") of Parent Common Stock, as quoted on the Nasdaq National Market (and as reported by The Wall Street Journal) for the ten (10) trading days ending on the second trading day preceding the Closing Date, as rounded up or down to the nearest whole share (the "Stock Merger Consideration"). For purposes of this Agreement, "trading day" shall mean any day on which the Nasdaq National Market is open for trading.

Notwithstanding the foregoing, in the event of a Cash Transaction (as hereinafter defined), the Company Preferred Stock instead be converted into and become the right to receive the aggregate cash amount of $54,600,000 reduced by the Working Capital Adjustment, if any, and further reduced by the amount, if any, by which the Company Transaction Expenses exceed the aggregate amount of $1,200,000 as provided in Section 11.7, and (i) the Stockholders of the Company shall have no right to receive the Stock Merger Consideration, (ii) the term "Merger Consideration" shall then mean $54,600,000 reduced by the Working Capital Adjustment (as hereinafter defined), if any, and further reduced by the amount, if any, by which the Company Transaction Expenses exceed the aggregate amount of $1,200,000 as provided in Section 11.7 and (iii) the term "Cash Merger Consideration" wherever it appears in this Agreement shall be deemed to be stricken and replaced with the term "Merger Consideration."

            (b) Conversion of Shares. Subject to the other terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof each of the issued and outstanding shares of the Company Preferred Stock will be converted into and become the right to receive a portion of the Merger Consideration as set forth in Schedule 1.4(b) which Schedule the Parties shall update prior to the Effective Time to reflect any additional accruals of dividends on Company Preferred Stock accruing between the date hereof and the Closing Date.

            (c) No Consideration for Common Stock. The holders of the Company's Class A Common Stock, par value $0.003333 per share, and Class B Common Stock, par value $0.003333 per share (collectively, the "Company Common Stock"), shall be entitled to no consideration in the Merger.

            (d) Initial Cash Consideration. The portion of the Cash Merger Consideration payable to the Preferred Stockholders at Closing (the "Initial Cash Consideration") shall be equal to the Cash Merger Consideration less $8,700,000 (the "Escrow Deposit"), which amount shall be withheld and paid to U.S. Bank National Association (the "Escrow Agent") pursuant to the Escrow Agreement (as hereinafter defined) on the Closing Date and less $1,000,000 (the "Holdback Amount"), which amount shall be withheld by Parent pending determination of Final Working Capital and the Working Capital Adjustment, if any, under Section 1.7.

            (e) No Fractional Shares. No fractional shares of Parent Common Stock shall

                                       4.

be issued in connection with the Merger, but in lieu thereof each holder of issued and outstanding capital stock of the Company ("Company Shares") who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder at that time) will receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the Closing Stock Price multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that any payment of cash consideration in lieu of issuing fractional shares provided for herein was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

            (f) Stockholder Rights upon Merger. At the Effective Time holders of Company Shares shall cease to be and shall have no rights as stockholders of the Company. Company Shares shall not include shares of the Company held by the Parent at the Effective Time. In addition to the rights of shareholders of the Company who have elected to receive the fair value of their shares pursuant to Sections 623 and 910 of the NYBCL, the only right holders of Company Shares shall have is the right of the Preferred Stockholders to receive the Merger Consideration provided in this Section 1.4. All consideration delivered upon surrender of shares of Company Preferred Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to Company Shares. Each of the Company Shares held in the treasury of the Company, if any, shall be canceled as of the Effective Time, and no Merger Consideration shall be payable with respect thereto. After the date hereof, there shall be no transfers on the stock transfer books of the Company of Company Shares that are outstanding on the date hereof.

            (g) Withholding. Parent, the Surviving Corporation or the Escrow Agent shall be entitled to deduct and withhold from the Preferred Stockholders' Merger Consideration otherwise payable to any Preferred Stockholder hereunder or under the Escrow Agreement any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person. To the extent that amounts are so withheld, Parent or the Escrow Agent, as applicable and to the extent reasonably practicable, shall provide written notice of the fact and amount of any such intended withholding to a Preferred Stockholder prior to the payment date.

            (h) Certain Limitations. In no event shall the Initial Cash Consideration exceed the aggregate amount of $27,300,000 (or in the event of a Cash Transaction the aggregate amount of $54,600,000) minus (i) the amount, if any, by which the Company Transaction Expenses exceed $1,200,000, (ii) the Escrow Deposit and (iii) the Holdback Amount. In accordance with the terms of this Agreement and the Escrow Agreement, the Parent Indemnified Persons (as hereinafter defined) shall have the right in certain circumstances to recover and be paid back a portion of the Merger Consideration.

            (i) Exchange Adjustments. The Merger Consideration shall be subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization or other change in the terms applicable to Parent Common Stock (other than in the event of a Cash Transaction) or to Company Shares which occurs on or after the date of this Agreement and prior

                                       5.

to the Effective Time.

            (j) Closing Spreadsheet. Prior to the Closing, the Company shall provide to Parent a spreadsheet (the "Closing Spreadsheet") in form reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to the Preferred
Stockholders: (i) the names of all of the Preferred Stockholders and their respective addresses and taxpayer identification numbers, (ii) the number and kind of Company Shares held by each Preferred Stockholder and the respective certificate numbers, (iii) the calculation of the Initial Cash Consideration and (other than in the event of a Cash Transaction) Stock Merger Consideration payable to each Preferred Stockholder in exchange for the Company Shares held by such Preferred Stockholder, (iv) the interest in dollar and percentage terms of the Preferred Stockholder in the Holdback, if any, and (v) the interest in dollar and percentage terms of the Preferred Stockholder in the Escrow Deposit.

      1.5 Stockholders' Rights upon Merger. Except with respect to the rights of shareholders of the Company who have elected to receive the fair value of their shares pursuant to Sections 623 and 910 of the NYBCL, upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") shall cease to represent any rights with respect thereto and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

      1.6 Waiver of Dissenters' Rights. As long as this Agreement has not been terminated, each Preferred Stockholder hereby unconditionally and irrevocably waives dissent and appraisal rights that may be available to such Preferred Stockholder under Sections 623 and 910 of the NYBCL and all similar rights ("Dissenter's Rights") to the fullest extent allowed by applicable Law.

      1.7 Net Working Capital Adjustment to Merger Consideration .

            (a) Benchmark Working Capital Statement. Attached hereto as Schedule 1.7(a)-1 is the Net Working Capital Statement of the Company as of March 31, 2004 (the "Benchmark Working Capital Statement"). As used herein, "Net Working Capital" means, as of the specified date, on a consolidated basis, the current assets of the Company less the current liabilities of the Company. In the calculation of Net Working Capital as of the last day of the calendar quarter immediately preceding the Closing Date (the "Reference Date"), (i) Company Transaction Expenses incurred after March 31, 2004 and prior to or at Closing shall be added back to Net Working Capital; (ii) the amount of all reductions in the long-term portion of long-term debt reflected in the Benchmark Working Capital Statement shall be added back to Net Working Capital; (iii) payments made between March 31, 2004 and the Reference Date for the acquisition of fixed assets purchased after March 31, 2004 shall be added back to Net Working Capital; and (iv) the out-of pocket cost incurred by the Company prior to the Reference Date to terminate the 401(k) Plan (as hereinafter defined) in accordance with Section 5.15 shall be added back to Net Working Capital. The components of Net Working Capital shall be determined in accordance with this
Section 1.7(a) and, except as set forth in this Section 1.7(a), shall be determined in accordance with United States generally accepted accounting principles

                                       6.

("GAAP") applied in a manner consistent with the historical practices of the Company except with respect to a change in the application of percentage of completion accounting on multi-phase contracts which has previously been disclosed to the Parent. For the avoidance of doubt, the obligation to pay Cash Retention Bonuses and Equity Retention Bonuses and any severance payment obligations of any Acquired Company to any of its employees that may be made redundant by the Parent after the Closing are obligations of the Parent and will not be reflected as liabilities of the Company on the determination of Net Working Capital.

            (b) Final Working Capital Statement. Within forty-five (45) days after the Closing Date, Parent shall prepare and deliver to the Representatives an unaudited balance sheet of the Company at and as of the Reference Date (the "Reference Date Balance Sheet") which shall be accompanied by a statement of Net Working Capital as of the Reference Date as determined in accordance with
Section 1.7(a) (the "Statement of Working Capital").

            (c) Disputes Concerning Statement of Working Capital. During the thirty (30) days immediately following the receipt of the Statement of Working Capital by the Representatives, the Representatives and their accountants shall, at the Preferred Stockholders' expense, be entitled to review the Statement of Working Capital and any working papers, trial balances and similar materials ("Working Papers") relating to the Statement of Working Capital prepared by Parent. The Statement of Working Capital shall become final and binding upon the Parties on the thirty-first day following delivery thereof (the "Notice Period") unless the Representatives give written notice to Parent of the Representatives' disagreement with the Statement of Working Capital (a "Notice of Disagreement") prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by the Representatives, then the Statement of Working Capital (as revised, if at all, in accordance with this Section 1.7(c)) shall become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved by the Independent Accounting Firm (as hereinafter defined). During the thirty (30) days immediately following the delivery of the Notice of Disagreement, Parent and the Representatives shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in the Notice of Disagreement. During such period, Parent and the Representatives shall have access to the other's Working Papers prepared in connection with Parent's preparation of the Statement of Working Capital and the Representatives' preparation of the Notice of Disagreement, as the case may be. At the end of such thirty (30) day period and if all differences have not been resolved, Parent and the Representatives shall submit to Ernst & Young LLP (the "Independent Accounting Firm") for review and resolution of any and all matters which remain in dispute and which are included in the Notice of Disagreement. The Independent Accounting Firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Parent and the Preferred Stockholders as soon as practicable after such matters have been referred to the Independent Accounting Firm. The Independent Accounting Firm shall use the same accounting principles (including all practices and valuation and estimation methodologies) required by Section 1.7(a). Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon the Parties. The fees and expenses of the Independent Accounting Firm shall be allocated to be paid by Parent and/or the Preferred Stockholders based upon the percentage which the portion of the contested amount not awarded to each Party bears to the

                                       7.

amount actually contested by such Party, as determined by the Independent Accounting Firm.

            (d) Final Working Capital. "Final Working Capital" shall mean the Net Working Capital as of the Reference Date as finally determined in accordance with this Section 1.7 either upon agreement by the Parties, by expiration of the Notice Period without delivery of a Notice of Disagreement or by resolution of a dispute in accordance with Section 1.7(c). Upon such final determination, the Cash Merger Consideration will be reduced by the amount, if any, by which Benchmark Working Capital exceeds the Final Working Capital (the amount of any such adjustment is referred to herein as the "Working Capital Adjustment"). Upon such final determination, the parties shall also proceed as follows:

            (i) If Final Working Capital is less than Benchmark Working Capital, then (A) Parent shall retain the Holdback Amount to the extent of such shortfall and Parent shall pay the remainder, if any, of the Holdback Amount to the Representatives, which remainder the Representatives shall thereafter distribute among the Preferred Stockholders in accordance with the allocation set forth on
Schedule 1.7(d) and (B) to the extent such shortfall exceeds the Holdback Amount, Parent shall satisfy such excess shortfall from the Escrow Funds (as hereinafter defined), and the Preferred Stockholders agree to take all actions required to cause the Escrow Agent to release such funds from the Escrow Funds;

            (ii) If Final Working Capital is equal to or greater than Benchmark Working Capital, then Parent shall pay the entire Holdback Amount to the Representatives, which funds the Representatives shall thereafter distribute among the Preferred Stockholders in accordance with the allocation on Schedule 1.7(d).

            (e) Disposition of Funds. Payments by Parent under Section 1.7(d) shall be remitted in immediately available funds within three (3) Business Days after the determination of Final Working Capital. No interest shall be payable on any amounts so paid.

      1.8 Options and Warrants.

            (a) Company Warrants. At or before the Effective Time, each then-outstanding un-exercised warrant to purchase shares of Company Common Stock or Company Preferred Stock ("Company Warrant") shall, as a condition to the consummation of the Merger, be terminated without any payment to the holder in respect thereof being required.

            (b) Company Options. At or before the Effective Time, each then-outstanding un-exercised option to purchase shares of Company Common Stock ("Company Options") shall, as a condition to the consummation of the Merger, be terminated without any payment to the holder in respect thereof being required.

            (c) Common Stock Cancellation. At the Effective Time, each of the shares of Company Common Stock shall, as a condition to the consummation of the Merger, be cancelled without any payment to the holder in respect thereof being required.

      1.9 Deliveries of the Company at Closing. At the Closing, the Preferred Stockholders and/or the Company shall:

                                       8.

            (a) deliver to Parent stock certificates representing all of the Company Preferred Stock, endorsed in blank or accompanied by duly executed assignment documents and accompanied by Letters of Transmittal in the form attached hereto as Exhibit C;

            (b) deliver to Parent an opinion of Green & Seifter Attorneys, PLLC, counsel to the Acquired Companies, in substantially the form attached hereto as Exhibit D, dated the Closing Date, in a final form reasonably satisfactory to Parent;

            (c) deliver to Parent an opinion of Adamas, counsel to the Company Subsidiary located in France, in substantially the form attached hereto as Exhibit E, dated the Closing Date, in a final form reasonably satisfactory to Parent;

            (d) deliver to Parent an opinion of counsel from counsel to each Preferred Stockholder, in the form attached hereto as Exhibit F, dated the Closing Date, in a final form reasonably satisfactory to Parent;

            (e) deliver to Parent the Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit G, duly executed by each of the Preferred Stockholders a party thereto;

            (f) deliver to Parent the Certificate of Merger, duly executed by the Company;

            (g) deliver to Parent an executed Release (as hereinafter defined) from each of the Preferred Stockholders;

            (h) deliver to Parent a certified ratification executed by the President of Steleus SAS, which is in full force and effect, in which the President of Steleus SAS ratified all of the decisions taken by the Board of Directors of Steleus SAS and during the meetings of the shareholders of Steleus SAS held between and including June 26, 1997 and June 26, 2002;

            (i) deliver to Parent the written resignations, effective the Closing Date, of each director and of each officer of each of the Acquired Companies that is designated by Parent at least three (3) Business Days before the Closing Date;

            (j) deliver to Parent a copy of the audited consolidated balance sheet of the Acquired Companies as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto and together with a Report of Independent Auditors signed by Deloitte & Touche LLP confirming that in its opinion, such financial statements present fairly, in all material respects, the financial position of the Acquired Companies at December 31, 2003, and the results of operations and cash flows for the fiscal year then ended in conformity with GAAP applied in a manner consistent with the historical practices of the Company except with respect to a change in the application of percentage of completion accounting on multi-phase contracts which has previously been disclosed to the Parent;

            (k) deliver to Parent the certificates required to be delivered pursuant to Sections 8.3(a) and 8.3(b);

                                       9.

            (l) deliver to Parent evidence reasonably satisfactory to Parent that any and all agreements between the Company and one or more of its Stockholders, or by and among the Stockholders of the Company with respect to the Company or Company Shares have been terminated in full, and that the Company Warrants, the Company Options, the Bonus Plan (as hereinafter defined) and the 401(k) Plan, subject to Section 5.15 have been terminated;

            (m) cause to be paid all of the Company Transaction Expenses in accordance with the Funds Flow Memorandum (as hereinafter defined); and

            (n) deliver to Parent the Closing Spreadsheet; provided that such receipt shall not be deemed to be an agreement by Parent that the Closing Spreadsheet is accurate and shall not diminish Parent's remedies hereunder if the Closing Spreadsheet is not accurate.

      1.10 Deliveries of Parent at Closing. At the Closing, Parent shall:

            (a) deliver the Initial Cash Consideration in cash by wire transfer to an account designated by the Representatives at least two (2) Business Days prior to the Closing Date for distribution pursuant to Section 1.4 and as allocated on Schedule 1.4(b);

            (b) (if other than a Cash Transaction) deliver certificates representing the number of shares of Parent Common Stock of Parent to be issued to each Preferred Stockholder as the Stock Merger Consideration pursuant to
Section 1.4 and as allocated on Schedule 1.4(b);

            (c) deliver to the Company the Escrow Agreement, duly executed by Parent;

            (d) deliver the Escrow Deposit (i.e., $8,700,000) to the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 1.11;

            (e) deliver to the Company the certificates required to be delivered pursuant to Sections 8.2(a) and 8.2(b);

            (f) deliver to the Preferred Stockholders an opinion of Bryan Cave, LLP, counsel to the Parent and the Acquisition Subsidiary, in substantially the form attached hereto as Exhibit H, dated the Closing Date, in a final form reasonably satisfactory to counsel for the Company.

      1.11 Escrow. On the Closing Date and in addition to the Holdback, if any, Parent will withhold from the Cash Merger Consideration otherwise payable to the Preferred Stockholders pursuant to Section 1.4 on such date a cash amount equal to such holder's portion, as determined in accordance with Schedule 1.11 which Schedule the Parties shall update prior to the Effective Time to reflect any additional accruals of dividends on Company Preferred Stock accruing between the date hereof and the Closing Date, of the Escrow Deposit. Such withheld amounts, in the aggregate amount of $8,700,000, shall be deposited into escrow (the "Escrow") in accordance with the Escrow Agreement. The Escrow Deposit, together with any income earned thereon (collectively, the "Escrow Funds"), shall be distributed to the Preferred Stockholders in accordance with the terms of such Escrow Agreement, subject to the right of Parent to have such Escrow Funds available to it on the terms and conditions set forth herein and in the Escrow

                                      10.

Agreement for the satisfaction of (i) any Indemnified Losses (as hereinafter defined) which the Parent Indemnified Persons are entitled to under Article IX,
(ii) any Company Transaction Expenses in excess of $1,200,000 (to the extent not deducted from the Initial Cash Consideration at the Closing) and (iii) the amount of any Working Capital Adjustment in excess of the Holdback Amount. Notwithstanding anything herein to the contrary recovery of any such Company Transaction Expenses and the amount of any Working Capital Adjustment in excess of the Holdback Amount shall not be subject to the threshold for certain Indemnified Losses as set forth in Section 9.3(a).

      1.12 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibit I and Exhibit J, respectively.

      1.13 Directors and Officers of the Surviving Corporation. The directors and officers set forth on Schedule 1.13 shall be the directors and officers of the Surviving Corporation, effective at the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

      1.14 Appointment of Preferred Stockholders' Representatives(a) . Preferred Stockholders holding the shares of Series A through F of Company Preferred Stock hereby appoint Software Consolidations, Inc. and The Beacon Group III - Focus Value Find, L.P. (the "A-F Representatives") and Preferred Stockholders holding shares of Series G and H of Company Preferred Stock hereby appoint GMT Communications Partners II, L.P. (the "G-H Representative") as their representatives (the A-F Representatives and the G-H Representative are referred to collectively as, the "Representatives"), to be the Preferred Stockholders' true and lawful attorneys-in-fact for all matters in connection with this Agreement and the Escrow Agreement (the "Subject Documents"), including without limitation the acceptance of any claim by Parent and the compromise of any disputes between Parent and any Preferred Stockholders relating to any Subject Document; provided, that notwithstanding anything contained in this Section 1.14 to the contrary, the authority granted in this Section 1.14 shall not apply to matters concerning a claim for Indemnified Losses directly against a Preferred Stockholder and not Escrow Funds under Section 9.1(b) (an "Excluded Matter"). The Representatives will act on behalf of the Preferred Stockholders with respect to all matters requiring action by the Preferred Stockholders under the Subject Documents. The Representatives hereby accept such appointment. The Representatives shall be entitled to reimbursement from the Preferred Stockholders on a several, but not joint and several basis of all reasonable expenses incurred in the performance of their duties as Representatives under the Subject Documents, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any such claims; provided, however, that Parent shall not have any obligation or liability for such expenses or for payment of any fees of the Representatives. The Representatives are expressly authorized to rely upon the advice of such consultants and agents. By giving notice to the Representatives in the manner provided by Section 11.1, Parent shall be deemed to have given notice to all of the Preferred Stockholders, and any action taken by the Representatives may be considered by Parent to be the action of each Representative and each Preferred Stockholder for whom such action was taken for all purposes of any Subject Document. In the event that a Representative is unable or refuses to serve, the

                                      11.

other Representatives shall serve alone unless and until the Preferred Stockholders appointing such Representative that are or were, in the aggregate, recipients of a majority of the Merger Consideration received by such group of Preferred Stockholders (the "Majority Recipients") notify Parent in writing of the designation of a successor to act as a Representative hereunder. The Majority Recipients can replace a Representative designated by such group at any time or from time to time, provided such replacement Representative has prior thereto agreed to be bound by the terms hereof and the Escrow Agreement in a writing acceptable to Parent in its sole and absolute discretion.

            (b) The Representatives appointed hereunder shall take all actions required to be taken by any Preferred Stockholders under the Subject Documents and may take any action contemplated by the Subject Documents.

            (c) In the event that a Parent Indemnified Person gives notice to the Representatives appointed hereunder of a claim for which indemnification may be sought, the Representatives shall have the authority to determine, in their judgment, whether to retain counsel (and to select that counsel) to protect the Preferred Stockholders' interests, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Preferred Stockholders pursuant to the Subject Documents, including without limitation whether to consent or withhold consent to any settlement or compromise of a claim.

            (d) The Representatives appointed hereunder shall not be liable to any Preferred Stockholder for any act or omission taken pursuant to or in conjunction with the Subject Documents, except for its own gross negligence or willful misconduct. Preferred Stockholders shall, jointly and severally, indemnify and hold the Representatives, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, attorneys' fees) which may arise out of any action taken or omitted by it as a Representative in accordance with the Subject Documents, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.

            (e) The Representatives appointed hereunder shall provide the Preferred Stockholders with notice of any material actions taken by the Representatives in connection with their duties under the Subject Documents, but failure of the Representative to do so shall not affect such Representatives' authority in any respect or result in any liability for the Representatives.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      The Company hereby makes the following representations and warranties to Parent and the Acquisition Subsidiary, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Article
IX. As used in this Article II and elsewhere in this Agreement, "knowledge" of the Company or "to the Company's knowledge" or similar expressions with respect to the Company mean the actual knowledge of Richard Mace,

                                      12.

William Everett, Eric Gehl, Charles Stormon, Guillaume Ducousso, Andre Baumann and Gabriel Blanc-Laine (the "Senior Management"), after due inquiry and review of the Acquired Companies' books and records and due inquiry of appropriate employees of the Acquired Companies.

      2.1 Corporate Organization, Qualification and Power. Each of the Company and each Company Subsidiary (as hereinafter defined) (sometimes referred to herein individually as an "Acquired Company" and collectively as the "Acquired Companies") is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Acquired Companies has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged. Each of the Acquired Companies is duly licensed and qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 2.1. No Acquired Company is required to be registered, licensed or qualified as a foreign corporation to do business in any other jurisdiction except for any such jurisdiction where the failure to be so registered, licensed or qualified will not result in a material liability to any of the Acquired Companies.

      2.2 Subsidiaries.

            (a) The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to) of each of Steleus Inc., a Delaware corporation, Steleus SAS, a company organized under the laws of France, and Steleus Investments Inc., a Massachusetts corporation, and the Company owns 99.5 percent of the outstanding shares of capital stock of Steleus Group (India) Private Limited, a company organized under the laws of India (each, a "Company Subsidiary" and collectively, the "Company Subsidiaries"). Except for the Company Subsidiaries, the Company does not directly or indirectly own or have the contractual right or the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity.

            (b) Each of the outstanding shares of capital stock or other ownership interest of each of the Company Subsidiaries is duly authorized and validly issued and is fully paid and non-assessable and was not, when issued, subject to any unwaived preemptive rights, and is owned, directly or indirectly, by the Company free and clear of any lien, encumbrance, security interest, charge, pledge, or other restriction (other than restrictions imposed by applicable securities laws or the NYBCL, if any) or adverse claim of whatever nature (collectively, "Liens"), except for the Liens contained in the agreements listed on Schedule 2.2(b). The following information for each Company Subsidiary is listed on Schedule 2.2(b), if applicable: (a) the location of its principal executive office, (b) its authorized and outstanding capital stock or other ownership interests and (c) the registered holder(s) of all issued and outstanding shares of capital stock or other ownership interests (including the name and address of the registered holder and the amount and type of capital stock or other ownership interest held). There are no stock options, warrants, stock appreciation rights or other rights to acquire any capital stock or other ownership interest of any Company Subsidiary, and no Company Subsidiary is subject to any obligation to issue, deliver, redeem or otherwise acquire or retire any outstanding shares of its capital stock or other ownership interests.

                                      13.

      2.3 Capitalization and Related Matters.

            (a) The authorized capital stock of the Company consists of 40,000,000 shares of the Company Common Stock and 1,250,000 shares of the Company Convertible Preferred Stock, of which 48,000 shares have been designated as Series A Convertible Preferred Stock, 28,000 shares have been designated as Series B Convertible Preferred Stock, 43,000 shares have been designated as Series C Convertible Preferred Stock, 80,000 shares have been designated as Series D Convertible Preferred Stock, 275,000 shares have been designated as Series E Convertible Preferred Stock, 150,000 shares have been designated as Series F Convertible Preferred Stock, 485,000 shares have been designated as Series G Convertible Preferred Stock, and 115,000 shares have been designated as Series H Convertible Preferred Stock, each of the foregoing having a par value of $1.00 per share, of the Company. Of such authorized shares, as of the date hereof, there are issued and outstanding (i) 3,370,215 shares of Company Common Stock, of which (A) 3,114,615 shares of Class A Common Stock and (B) 255,600 shares of Class B Common Stock are issued and outstanding and (ii) 848,706 shares of Company Convertible Preferred Stock, of which (A) 39,947 shares of Series A Convertible Preferred Stock, (B) 23,644 shares of Series B Convertible Preferred Stock, (C) 36,103 shares of Series C Convertible Preferred Stock, (D) 70,445 shares of Series D Convertible Preferred Stock, (E) 203,352 shares of Series E Convertible Preferred Stock, (F) 93,465 shares of Series F Convertible Preferred Stock, (G) 293,328 shares of Series G Convertible Preferred Stock and
(H) 88,422 shares of Series H Convertible Preferred Stock are issued and outstanding. All of the Company Shares were duly authorized and validly issued and are fully paid and non-assessable and were not, when issued, subject to any unwaived preemptive rights. All of the Company Shares and all options, warrants or other securities of the Company have been issued in accordance with applicable federal and state securities Laws. The transactions contemplated by this Agreement are not subject to any unwaived preemptive rights.

            (b) Except as set forth on Schedule 2.3(b) and except for shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, there are no rights, warrants or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Company Common Stock or the Company Preferred Stock. Schedule 2.3(b) sets forth a list of each outstanding and unexercised warrant and option exercisable for shares of Company Common Stock or Company Preferred Stock and the exercise price of each such outstanding and unexercised warrant and option immediately prior to the Effective Time and, separately, at the Effective Time as a result of the Merger reflecting any acceleration of vesting or adjustment to purchase price or exercise price of such option or warrant if such option or warrant had not been terminated at such time. Except with respect to the rights of shareholders of the Company who may elect to receive the fair value of their shares pursuant to Sections 623 and 910 of the NYBCL and except as set forth on Schedule 2.3(b), no Stockholder of the Company is entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of such stockholder's ownership of any Company Shares on or before the date hereof.

            (c) The Company has taken or, prior to the Effective Time, will have taken, all actions reasonably necessary or appropriate to ensure that all stock options, warrants, stock appreciation rights or other rights to acquire Company Shares (excluding any conversion rights contained in the terms of Company Preferred Stock) ("Company Stock Rights") have been

                                      14.

terminated prior to or as of the Effective Time; the provisions in any Plans (as hereinafter defined) providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company have been terminated prior to or as of the date hereof, no Acquired Company is or will be bound by any Company Stock Rights which would entitle any party to beneficially own, or receive any payments in respect of, any capital stock of any Acquired Company.

            (d) Except as set forth on Schedule 2.3(d), each of the Company Options and Company Warrants may, in accordance with their respective terms, be treated in the manner provided for herein.

      2.4 Ownership of Stock; Enforceability; Noncontravention.

            (a) Schedule 2.4(a) lists each holder of Company Shares and the number and type of Company Shares owned by such holder as of the date hereof. Each such holder is the sole holder of record and, to the knowledge of the Company, is the beneficial owner of all the Company Shares attributed to such holder on Schedule 2.4(a), with all rights to vote such Company Shares without restriction. To the Company's knowledge, each such holder owns such Company Shares free and clear of any Liens, except for the Liens contained in the agreements listed on Schedule 2.4(a).

            (b) The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and assuming due authorization, execution and delivery by the other Parties hereto this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

            (c) None of the Acquired Companies or, to the Company's knowledge, any Preferred Stockholder, is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) except as set forth on Schedule 2.4(c), conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the Merger or the execution, delivery or performance by the Company and each of the Preferred Stockholders of this Agreement or by each of the Preferred Stockholders of the Escrow Agreement or the Voting Agreements or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement or the Voting Agreements. Except as set forth on Schedule 2.4(c), except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and if the Parent Common Stock to be issued in connection with the Merger is issued pursuant to Section 7.2, except for the filing of the Permit Application (as hereinafter defined) and receipt of the Permit or if the Parent Common Stock to be issued in connection with the Merger is issued pursuant to Section 7.3(a), except for the consents and approvals required to be obtained in connection with the preparation and filing with

                                      15.

the Securities and Exchange Commission ("SEC") of the Resale Registration Statement (as hereinafter defined) after the Closing Date covering the resale of such shares of Parent Common Stock and any necessary amendments or supplements thereto, no waiver or consent of any third party or Government (as hereinafter defined) authority is required for the execution by the Company of this Agreement or, to the Company's knowledge, by each of the Preferred Stockholders of this Agreement or the Escrow Agreement or the Voting Agreements, or the consummation by the Company of the transactions contemplated hereby or thereby or, to the Company's knowledge, the consummation by each of the Preferred Stockholders of the transactions contemplated hereby or by the Escrow Agreement or the Voting Agreements. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against Company Shares, any of the Acquired Companies or any of the respective assets of any of the Acquired Companies.

      2.5 Financial Statements.

            (a) Set forth on Schedule 2.5(a) are (i) the unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2003, (ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2004 and (iii) in the case of the fiscal year ended December 31, 2003, the unaudited consolidated statements of income, retained earnings and cash flows for the fiscal years then ended, together with notes and schedules thereto, if any, and, in the case of the six (6) month period ended June 30, 2004, the unaudited statements of income, retained earnings and cash flows for the six (6) month period then ended (clauses (i), (ii) and (iii) collectively, the "Financial Statements"). For purposes of this Agreement, the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2004 shall be considered the "Balance Sheet." Schedule 2.5(a) lists, and the Company has delivered to Parent, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act") effected by any of the Acquired Companies). Schedule 2.5(a) lists all non-audit services performed by Deloitte & Touche LLP for any of the Acquired Companies.

            (b) The Financial Statements (i) present fairly the financial position, results of operations, and cash flows of the Acquired Companies at the dates and for the periods indicated, and (ii) with respect to the unaudited Financial Statements, have been prepared in accordance with GAAP applied in a manner consistent with the historical practices of the Company except with respect to a change in the application of percentage of completion accounting on multi-phase contracts which has previously been disclosed to the Parent.

      2.6 Books and Records. The stock record books, minute books, bank accounts, and other corporate records of each of the Acquired Companies are true, correct, and complete in all material respects. True, complete and correct copies of the certificate of incorporation and bylaws (or other organizational documents serving a similar purpose), as currently in effect, for each of the Acquired Companies are attached as Schedule 2.6. Each Acquired Company maintains books and records which in all material respects accurately reflect its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired

                                      16.

Companies and to maintain accountability for the Acquired Companies' consolidated assets; (c) access to such Acquired Company's assets is permitted only in accordance with management's authorization; (d) the reporting of such Acquired Company's assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately.

      2.7 No Undisclosed Liabilities. The Acquired Companies do not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:

            (a) to the extent and for the amount reflected as a liability on the Balance Sheet or a reserve on the Balance Sheet;

            (b) liabilities or obligations incurred in the Ordinary Course of Business (as hereinafter defined) since the date of the Balance Sheet (none of which will or may reasonably be expected to have an adverse effect upon any of the Acquired Companies) that are not required to be set forth in a Schedule hereto;

            (c) obligations for performance (but not for breach) under Contracts (as hereinafter defined); and

            (d) other obligations and liabilities specifically disclosed on
Schedule 2.7.

            "Ordinary Course of Business" means, with respect to an Acquired Company or the Acquired Companies in the aggregate, the ordinary course of commercial operations customarily engaged in by that Acquired Company or the Acquired Companies, as applicable, consistent with past practices, but specifically does not include (a) activity (i) involving the purchase or sale of that Acquired Company or the Acquired Companies, as applicable, or of any product line or business unit thereof, (ii) involving assumption, adoption, or modification of any Plan (as hereinafter defined) or (iii) that requires approval by the board of directors or stockholders of the Company, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law (provided, however, that solely for purposes of this Section 2.7, any breaches or violations of or defaults under Contracts or Laws which, individually or in the aggregate, are immaterial, shall not be excluded from the meaning of "Ordinary Course of Business").

      2.8 Taxes. Except as set forth on Schedule 2.8 (a)-(z):

            (a) Each of the Acquired Companies has timely filed or caused to be filed, on a timely basis, with the appropriate Government (as hereinafter defined) entity all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes (as hereinafter defined), including any schedule or attachment thereto, and including any amendment or supplement thereof (each a "Tax Return", collectively "Tax Returns"). All Tax Returns are true, correct, and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Internal Revenue Code of 1986, as amended ("Code") or any corresponding provisions of state, local or foreign Tax (as

                                      17.

hereinafter defined) law.

            (b) All Taxes (whether or not reflected on any Tax Return) due and owing by any of the Acquired Companies have been timely and fully paid. There are no grounds for the assertion or assessment of any additional Taxes against any of the Acquired Companies or their assets. Schedule 2.8(b) hereto lists all jurisdictions where any Acquired Company is required to file Tax Returns or is otherwise subject to Tax.

            (c) The unpaid Taxes of each of the Acquired Companies do not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet of the Acquired Companies, in accordance with GAAP applied in a manner consistent with the historical practices of the Company, and Taxes of any of the Acquired Companies arising after such date and before the Effective Time have been or will be incurred in the Ordinary Course of Business.

            (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Acquired Companies.

            (e) Each of the Acquired Companies has complied with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government agency all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) None of the Acquired Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

            (g) None of the Acquired Companies (i) is or has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company), and
(ii) has any liability for the Taxes of any Person under Treasury regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

            (h) None of the Acquired Companies is a party to or a partner in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

            (i) None of the Acquired Companies has or has had a permanent establishment in any foreign country outside of the respective Acquired Company's country of incorporation, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

            (j) There are no federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings being conducted with respect to any of the Acquired Companies. None of the Acquired Companies has received from any federal, state, local or foreign Taxing

                                      18.

authority (including jurisdictions where any of the Acquired Companies filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against any of the Acquired Companies.

            (k) There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns of the Acquired Companies nor have any of the Acquired Companies agreed to an extension of time with respect to a Tax assessment or deficiency.

            (l) True, correct and complete copies of all material Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to any of the Acquired Companies with respect to the 2000, 2001 and 2002 years with the Internal Revenue Service or any taxing authority have been made available to Parent in the due diligence materials. The Company has and has retained all records or other information which may be relevant to Tax Returns, audits or other examinations relating to liability for Taxes. Each of the other Acquired Companies has and has retained all records or other information which may be relevant to material Tax Returns, audits or other examinations relating to liability for Taxes.

            (m) Schedule 2.8(m) hereto sets forth as of December 31, 2003 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits. Except as set forth in Schedule 2.8(m), such amounts are not subject to any limitations under the Code, including, but not limited to, Section 382 or Section 383 of the Code or any United States Treasury regulation promulgated thereunder (or any similar provision of Law).

            (n) All elections with respect to Taxes affecting any of the Acquired Companies as of the date hereof are reflected on each Tax Return.

            (o) There are no material Tax holidays, abatements, incentives and similar grants made or awarded to any of the Acquired Companies by any Government authority.

            (p) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of
Section 162(m) or Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code or any similar provisions of foreign, state or local Laws.

            (q) All of each Acquired Company's payments to agents, consultants and other parties have been in payment of bona fide fees and commissions and not as illegal or improper payments. None of the Acquired Companies made any payment to any Person or to any entity described in Section 162(c) of the Code or any similar provision under foreign Law. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payments made by any of the Acquired Companies alleged to have been of the type covered by this Section 2.8(q).

            (r) None of the assets of any of the Acquired Companies is property that such Acquired Company is required to treat as being a "safe harbor lease" within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

                                      19.

            (s) None of the assets of any Acquired Company have been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Acquired Companies is the borrower or the guarantor of any outstanding industrial revenue bonds, nor a tenant, principal user or related Person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

            (t) None of the assets of any Acquired Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (u) No Acquired Company has agreed to, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, other than a change required on account of the transactions contemplated by this Agreement, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. No Acquired Company has any pending private letter ruling request with the Internal Revenue Service.

            (v) None of the Acquired Companies is, and none of them has ever been, a United States real property holding company within the meaning of
Section 897(c)(1)(A)(ii) of the Code, and each Acquired Company shall so certify upon Parent's request.

            (w) None of the Acquired Companies has an "overall foreign loss" within the meaning of Section 904(f) of the Code.

            (x) There is no property or obligation of any of the Acquired Companies, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

            (y) Except to the extent necessary to comply with a Taxing authority, none of the representations in Section 2.8 shall apply with respect to transactions entered into by any of the Acquired Companies or any election made with respect to any of the Acquired Companies after the Effective Time or on account of any transactions entered into or election made by Parent or its affiliates after the Effective Time.

            (z) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, profits, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, social security (or similar), unemployment, disability, PBGC premium, franchise, capital, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, profits, registration, alternative or add-on minimum, estimated, and any other governmental charge of the same or similar nature, imposed by: the United States or any other nation, state, federal or bilateral or multilateral governmental authority, any possession, territory, local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof

                                      20.

("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a "Tax."

      2.9 Assets and Real Property.

            (a) Except as set forth on Schedule 2.9(a) or except for any tangible personal property disposed of by any of the Acquired Companies in the Ordinary Course of Business since the date of the Balance Sheet, the Acquired Companies are the only owners of all right, title, and interest in and to (i) all assets reflected as being owned by them on the Balance Sheet and (ii) all other assets and property, real and personal, tangible and intangible (including, without limitation, all Intellectual Property), owned by them (items
(i) and (ii) collectively, the "Assets", and together with all property leased by or licensed to any Company, the "Property"), and, except as set forth on
Schedule 2.9(a), there exists no restriction on the use or transfer of the Property. Except as set forth on Schedule 2.9(a), no Property is in the possession of others and none of the Acquired Companies holds any Property on consignment. Except as set forth on Schedule 2.9(a), each of the Acquired Companies has good and indefeasible title to, or a valid leasehold interest in, all of its Property, free and clear of all Liens, other than (i) Liens for Taxes not yet due, and (ii) easements for public utilities, none of which materially interfere with or materially adversely affect the operation, use and/or enjoyment of the Property affected thereby. Immediately following the Closing, each of the Acquired Companies shall continue to be vested with good and indefeasible title to, or a valid leasehold interest in, its Property.

            (b) All of the tangible Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is adequate for the purposes for which it is presently used.

            (c) Set forth on Schedule 2.9(c)(i) is a legal description of each parcel of real property owned and a municipal address for each parcel of real property leased or otherwise occupied by each of the Acquired Companies (collectively, the "Real Property"). There is no pending or, to the knowledge of the Company, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property or other matters affecting adversely the current use, occupancy or value of the Real Property. To the Company's knowledge, the Real Property does not serve any adjoining property for any purpose inconsistent with each Acquired Company's use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained. No Person (other than an Acquired Company) is in possession of any of the Real Property. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient to enable the continued operation of the Real Property as currently operated by the Acquired Companies. All certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the current operation of the Acquired Companies on the Real Property have been lawfully issued to the relevant Acquired Company and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect. All Real

                                      21.

Property has adequate access to public roads and utilities.

      2.10 Necessary Property and Transfer of Assets. The Property constitutes all property and property rights now used or necessary for the conduct of each of the Acquired Companies' businesses in the manner and to the extent presently conducted by each of the Acquired Companies. There exists no condition, restriction or reservation affecting the title to or utility of the Property or that would prevent any of the Acquired Companies from enforcing its rights with respect to the Property after the Closing to the same full extent that it might continue to do so if the sale and transfer contemplated hereby did not take place.

      2.11 Accounts Receivable; Inventories.

            (a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Acquired Companies and an aging schedule relating thereto, each as of June 30, 2004. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the "Accounts Receivable") are valid and subsisting. All such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Balance Sheet, no Account Receivable is subject to any counterclaim, set off, defense or Lien. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable.

            (b) All inventories held by the Acquired Companies at any location are valued on the Financial Statements at the lower of cost or market on a weighted average cost basis. Except as set forth on Schedule 2.11(b) and only to the extent reflected as a reserve on the Balance Sheet, such inventories consist of a quantity and quality usable and salable in the Ordinary Course of Business, and are not physically damaged, previously used, obsolete (i.e., no longer offered for sale by the Acquired Companies) or discontinued.

      2.12 Contracts and Commitment. Except as set forth on Schedule 2.12(a)-(p) and Schedule 2.14(c), none of the Acquired Companies is a party to or otherwise obligated under any of the following, whether written or oral:

            (a) Any single contract or purchase order with vendors providing for an expenditure by the Acquired Companies, or any of them, in excess of $100,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by any of the Acquired Companies in excess of $100,000.

            (b) Any contract or commitment providing for an expenditure by the Acquired Companies, or any of them, for the purchase or lease of any real property in excess of $25,000.

            (c) Any contract, bid or offer to sell products or to provide services to third parties which contains terms or conditions the Acquired Companies cannot reasonably expect to satisfy or fulfill in whole or in part.

            (d) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Acquired Companies, or any of them, or at a price in excess of the current reasonable market price at the time of such commitment.

                                      22.

            (e) Any contract pursuant to which the Acquired Companies, or any of them, is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $25,000).

            (f) Any contract pursuant to which any Acquired Companies permits any third party to operate any property owned or leased by an officer, employee or stockholder of any of the Acquired Companies or any affiliate thereof or any arrangement pursuant to which any Acquired Company is a lessor or lessee or sublessor or sublessee of any property owned or leased by an officer, employee or stockholder of any of the Acquired Companies or any affiliate thereof.

            (g) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever.

            (h) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

            (i) Any arrangement or other agreement which involves (i) a sharing of profits, (ii) future required payments of $25,000 or more per annum to other Persons, or (iii) any joint venture, partnership or similar contract or arrangement.

            (j) Any sales agency, sales representation, distributorship or franchise agreement not terminable in thirty (30) days or less without cost or penalty.

            (k) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of any of the Acquired Companies, or any of them, or a substantial portion of the assets of any Acquired Company.

            (l) Any contract prohibiting competition, prohibiting the Acquired Companies, or any of them, or its employees from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information.

            (m) Any contract or commitment not made in the Ordinary Course of Business.

            (n) Any contract or commitment pursuant to which the Acquired Companies, or any of them, has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line.

            (o) Any other contract or commitment of $100,000 or more which is not cancelable without penalty on thirty (30) days' notice or less and which is not specifically described on any other Schedule to this Agreement.

            (p) Any agreement or arrangement relating to the employment,

                                      23.

engagement or retainer of employees.

The Company is not required to list on Schedule 2.12(a)-(p) or Schedule 2.14(c) or make any representation or warranty with respect to, nor does the defined term "Contract" in Section 2.13 include, any contracts, agreements, arrangements, commitments, powers of attorney, bids, offers, or any other instrument that have been fully performed and under which no Acquired Company has any further rights or obligations, actual, contingent or otherwise.

      2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture or evidence of indebtedness required to be disclosed on Schedule 2.12(a)-(p) to which any of the Acquired Companies is a party or is otherwise obligated (individually, a "Contract" and collectively, the "Contracts") is a valid, binding and enforceable obligation of the Acquired Company that is a party thereto and, to the knowledge of the Acquired Company, the other parties thereto in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles and, except as set forth in Schedule 2.13, no Acquired Company has received notice that any Contract is unenforceable. Except as set forth on Schedule 2.13, none of the Acquired Companies nor, to the knowledge of the Company, any other party to any of the Contracts is in default under or in violation of such Contract, and the Company has no disputes with regard to any Contract and, to the knowledge of the Company, no other party to any of the Contracts had a dispute with regard to any Contract. Except as set forth on Schedule 2.13, neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, and, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, a default under or a violation of any Contract by any of the Acquired Companies or any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property or Company Shares or, except as set forth on Schedule 2.13, would require any consent thereunder. The Acquired Companies have made available to Parent in their due diligence materials a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 2.12(a)-(p) and a true, complete and accurate description of each oral Contract required to be disclosed on
Schedule 2.12(a)-(p), and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Parent.

      2.14 Intellectual Property.

            (a) Definitions. For purposes of this Agreement, "Intellectual Property" shall mean patents and patent applications (including, but not limited to, continuations, continuations in part, provisionals, divisionals, reexaminations, reissues, foreign counterparts, and the like); trademarks, service marks, trade names, brand names, logos and corporate names, registrations thereof and applications therefor; copyrights and registrations thereof and applications therefor, and works of authorship, including copyrights under the French Intellectual Property Code and derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. Sections 101 et seq.; trade secrets and know how; shop rights; inventions, discoveries, domain names, ideas, developments, concepts, information, data, processes, techniques, methods, formulae, designs, software, firmware, programs, databases, algorithms, mask works, prospect lists, customer lists, projections analyses, and market studies; and any other intellectual property rights anywhere in the world; all modifications, renewals, extensions and reissues of any thereof, all common law,

                                      24.

statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof, both in the same manner and to the same extent as any Acquired Company could, or could cause to be done, if the transactions contemplated hereby did not occur. "Company Intellectual Property" shall mean all Intellectual Property that is used or held by any Acquired Company for use, or that has been used by any Acquired Company, in connection with its business or operations, and including the Company's interest, if any, in the goodwill associated therewith.

            (b) Registered Company Intellectual Property. Schedule 2.14(b) contains a true, complete and accurate list of each of the following items of Company Intellectual Property that, as of the date hereof, are registered in the name of any Acquired Company or for which an application in the name of any Acquired Company is currently pending: patents, patent applications and invention disclosures, trademarks, service marks, trade names, corporate names, copyrights, and domain names ("Registered Company Intellectual Property"), and enumerates for each such item, as applicable, the patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), mark or name, owner, country of origin and subject matter. Except as set forth on Schedule 2.14(b), all Registered Company Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and no Registered Company Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date. There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Company Intellectual Property other than those set forth in Schedule 2.14(b). No Acquired Company has claimed any status in the application for or registration of any Registered Company Intellectual Property, including "Small business status", that would not be applicable to the Surviving Corporation. The Company is not aware of any facts that cause the Company to believe, or any assertions by any third party, that any Registered Company Intellectual Property is not valid and enforceable, other than as set forth in Schedule 2.14(b).

            (c) Company Intellectual Property Licenses. Schedule 2.14(c) identifies each agreement (each a "Company Intellectual Property License") pursuant to which rights to any item of Company Intellectual Property that is owned by a Person other than an Acquired Company is licensed to any Acquired Company (excluding off the shelf software programs licensed by an Acquired Company pursuant to "shrink wrap" or "click wrap" licenses, but including all software licensed by an Acquired Company pursuant to the GNU general public license or limited general public license or any other open source licenses) ("Licensed Company Intellectual Property") Schedule 2.14(c) accurately identifies, for each such agreement, the licensor, licensee, license date and the Company Intellectual Property covered by such agreement. Except as set forth in Schedule 2.14(c), no Company Intellectual Property owned by an Acquired Company is required under the terms of a Company Intellectual Property License to be licensed at no charge to any third party and no Acquired Company is required under the terms of any Company Intellectual Property License to provide or to offer to any third party a machine

                                      25.

readable copy of the source code for any Company Intellectual Property owned by an Acquired Company.

            (d) Title to Company Intellectual Property. Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by an Acquired Company pursuant to "shrink wrap" or "click wrap" licenses, and except as described on Schedule 2.14(d), the Acquired Companies have good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Company Intellectual Property, free and clear of all Liens.

            (e) Representations and Warranties Regarding Company Intellectual Property. Except with respect to Licensed Company Intellectual Property and any off the shelf software programs licensed by an Acquired Company pursuant to "shrink wrap" or "click wrap" licenses, the total fees associated with which are less than $2,500, and except as set forth in Schedules 2.14(e)(i) through (ix),

                  (i) there are no obligations (including royalty obligations), covenants or restrictions from third parties or Orders (as hereinafter defined) affecting either the use, disclosure, enforcement, transfer or licensing of the Company Intellectual Property;

                  (ii) each item of Company Intellectual Property encompasses all proprietary rights necessary for or used in the conduct of each Acquired Company's business as presently conducted or as proposed to be conducted and is, to the Company's knowledge, valid and enforceable;

                  (iii) no Acquired Company has granted to any entity and no entity other than an Acquired Company possesses any current or contingent rights to any of the Company Intellectual Property (including, without limitation, through any escrow account);

                  (iv) each Acquired Company has secured from all Persons who have created or otherwise have any rights in or to, any item of Company Intellectual Property, valid enforceable written assignments of, or licenses to, any such Company Intellectual Property;

                  (v) the Acquired Companies own all right, title and interest in and to all Company Intellectual Property;

                  (vi) no Acquired Company has transferred and, as of the date of this Agreement, no Acquired Company is obligated to transfer, to any third party any Company Intellectual Property;

                  (vii) there is no action, suit, arbitration or other proceeding pending or, to the knowledge of the Company, threatened, which involves any Company Intellectual Property;

                  (viii) no Acquired Company is in material breach of any Company Intellectual Property License; and

                                      26.

                  (ix) no Acquired Company is subject to any Order and is party to any Contract which restricts or impairs the use of any Company Intellectual Property.

            (f) Non-Disclosure Obligations. Each Acquired Company has imposed written non disclosure obligations on all third parties that have received any confidential information or trade secrets of such Acquired Company.

            (g) Confidential Information and Trade Secrets. Each Acquired Company has exercised reasonable care, including taking all reasonable steps, to protect its rights in its confidential information and trade secrets.

            (h) No Infringement, Misappropriation or Other Violation. There is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by any Acquired Company, and there are no facts raising a likelihood of any such violation.

            (i) Infringement, Misappropriation, or other Violation of Company Intellectual Property. To the knowledge of the Company, there is not and has not been any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by any Acquired Company, and there are no facts raising a likelihood of any such violation. There has been no claim made by any Acquired Company of any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by any Acquired Company.

            (j) Claims. The Company Intellectual Property owned by any of the Acquired Companies and its products or services have not been the subject of a claim against any of the Acquired Companies of infringement, interference or unfair competition or other claim against any of the Acquired Companies. There has been no claim made against any Acquired Company asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or challenging any Acquired Company's right to use, transfer, or ownership of, any of the Company Intellectual Property, and there are no grounds for any such claim or challenge, including without limitation any such claim or challenge based upon any Acquired Company's use or enforcement of, or any failure by any Acquired Company to use or enforce, any of the Company Intellectual Property.

            (k) Open Source, Public Source, or Freeware. Except as set forth in
Schedule 2.14(k), no Intellectual Property of a third party, including without limitation open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any open source license, was or is used in, incorporated into, embedded in, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Company Intellectual Property other than Licensed Company Intellectual Property and any off the shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses.

            (l) No Loss and Protection of Company Intellectual Property. No loss of any Company Intellectual Property is pending, reasonably foreseeable, or, to the Company's knowledge, threatened. Except as set forth on Schedule 2.14(l), each Acquired Company has

                                      27.

taken all action necessary to maintain and protect the Company Intellectual Property owned by it, except that it has not filed any patent applications or obtained any patents with respect to such Company Intellectual Property other than as disclosed on Schedule 2.14(b).

            (m) Effect of Consummation of Transactions. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or subject the Surviving Corporation's use of the Company Intellectual Property to restrictions or limitations other than those to which any Acquired Company's use thereof would be subject if the transactions contemplated hereby did not occur.

            (n) No Warranties or Indemnifications. No Acquired Company has given to any third party in any Contract any warranty or indemnification related to Company Intellectual Property, except for (i) statutory warranties given in the Ordinary Course of Business in connection with the sale or license of products or services, (ii) warranties given by third parties that an Acquired Company passes through or assigns to its customers in connection with the sale or license of products or services and/or (iii) contractual warranties in the forms or agreements set forth on Schedule 2.28 given in the Ordinary Course of Business in connection with the sale or license of products or services.

      2.15 Litigation. Except as set forth on Schedule 2.15 and except for administrative proceedings pursuant to the prosecution or registration of Intellectual Property undertaken in the Ordinary Course of Business (other than reexamination, opposition and interference proceedings that may affect an Acquired Company's rights in Intellectual Property), (a) there is no, and since January 1, 2000, there has not been any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, "Action") pending or, to the knowledge of the Company, threatened against any of the Acquired Companies or involving its business, employees or employment relationships or any of their Property or employees, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby or, to the knowledge of the Company, pending or threatened against any of its stockholders, owners, directors, officers, agents or other personnel in connection with any Acquired Company or their businesses, employees or employment relationships, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; and
(b) none of the Acquired Companies is and, since January 1, 2000 none of the Acquired Companies has been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity ("Order") other than Orders of general applicability.

      2.16 Insurance.

            (a) Set forth on Schedule 2.16(a) is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of each of the Acquired Companies and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2000. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable

                                      28.

coverage periods), and none of the Acquired Companies is in default with respect to any of its obligations under any of such insurance policies.

            (b) Since January 1, 2000, each of the Acquired Companies has at all times maintained insurance as required by Law or under any Contract, including, without limitation, unemployment and workers' compensation coverage.

      2.17 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 2.17(a)-(t), there has not been with respect to any Acquired Company or the Property:

            (a) Any Company Material Adverse Change (as hereinafter defined), and to the knowledge of the Company, no such change will arise from the consummation of the transactions contemplated hereby;

            (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of any Acquired Company, or any direct or indirect redemption, purchase, or other acquisition by any Acquired Company of any of its securities;

            (c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any stockholder, director, officer, agent, or employee of any Acquired Company, or in any benefits granted under any Plan with or for the benefit of any such stockholder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12(p) or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

            (d) Any change with respect to its management, supervisory or other key personnel;

            (e) Any significant change in the size of its workforce;

            (f) Any transaction entered into or carried out by any Acquired Company other than in the Ordinary Course of Business;

            (g) Any borrowing or incurrence of any other indebtedness (other than accounts payable in the Ordinary Course of Business) contingent or otherwise, by or on behalf of any Acquired Company (it being understood that the foregoing is not intended to describe obligations of any Acquired Company under Contracts to sell products to others) in excess of $25,000;

            (h) Any modification or termination of any Contract disclosed on Schedules 2.12(a)-(p) or 2.14(c) or any material term thereof or any Government license, permit or other authorization;

            (i) Any purchase in excess of $25,000 by any Acquired Company of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by an Acquired Company with respect to real property;

                                      29.

            (j) Any abandonment, lapse or infringement of any Intellectual Property owned by or licensed to an Acquired Company;

            (k) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any Person or interest in any business organization or entity;

            (l) Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course of Business or which are material, individually or in the aggregate, to any Acquired Company;

            (m) Any waiver of any claims or rights that are material or otherwise involve amounts individually or in the aggregate in excess of $25,000;

            (n) Any disclosure of any confidential or proprietary information to any Person other than to Parent and Parent's representatives, agents, attorneys and accountants or the respective employees, representatives, agents, attorneys and accountants of an Acquired Company, potential purchasers of the Company identified on Schedule 2.17(n) or the customers, potential customers, suppliers and potential suppliers in the Ordinary Course of Business, provided such potential purchasers, customers, potential customers, suppliers and potential suppliers have entered into customary written non-disclosure agreements with an Acquired Company with respect thereto;

            (o) Any charitable contributions or commitments therefore in excess of $10,000 in the aggregate;

            (p) Any material change in the conduct of any Acquired Company's business, or any material change in its methods of purchase, sale, lease, management, marketing, promotion or operation, or any material delay or postponement of the payment of accounts payable or other liabilities;

            (q) Any material change in any method of accounting or accounting policies of an Acquired Company, except with respect to a change in the application of percentage of completion accounting on multi-phase contracts which has previously been disclosed to the Parent, and other than those required by GAAP applied in a manner consistent with the historical practices of the Company, or any write-down in the accounts receivable or inventories of any Acquired Company;

            (r) Any action taken by any Acquired Company or the stockholders of any Acquired Company or by another Person on behalf of the stockholders or owners of any Acquired Company that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

            (s) Any change in Tax elections; or

            (t) Any binding commitment or agreement by any Acquired Company or a stockholder of any Acquired Company to do any of the foregoing items (b) through
(s).

      2.18 No Breach of Law or Governing Document; Licenses and Permits.

                                      30.

            (a) None of the Acquired Companies is currently and has not since January 1, 2000 been in default under or in breach or violation of any applicable statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government ("Law") or the provisions of any Government permit, franchise, or license, including without limitation any authorization granted by the French Prime Minister acting through the intermediary of the General Secretary of the National Defense to manufacture, offer or sell Supervision System process code 7, Portable Supervision System process code 7 or SMS Welcome Roamer. Except as set forth at
Schedule 2.18, none of the Acquired Companies is currently or has ever been in default under or in breach or violation of any provision of its organizational documents. None of the Acquired Companies has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation. The Company, in its capacity as the sole shareholder of Steleus SAS, executed a written ratification, which is in full force and effect, in which the Company ratified all of the decisions taken by the Board of Directors of Steleus SAS and during the meetings of the shareholders of Steleus SAS held between and including June 26, 1997 and June 26, 2002 and the Company delivered to Parent a true, correct, and complete copy of such ratification.

            (b) Each Acquired Company holds all Government authorizations, licenses and permits required to conduct its business as presently conducted by it (other than those Government authorizations, licenses and permits the failure of which to hold would not result in a material liability to an Acquired Company), and each such authorization, license or permit held by an Acquired Company is valid, in full force and effect, and listed on Schedule 2.18. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such authorization, permit or license. The clients and suppliers of each Acquired Company hold all Government authorizations, licenses and permits required under Law, the failure of which could result in a material liability to any Acquired Company or result in a default under or in a breach or violation of Law by any Acquired Company.

      2.19 Transactions with Related Persons; Outside Interests.

            (a) No current director, officer or affiliate of an Acquired Company or, to the knowledge of the Company, any individual related by blood, marriage or adoption to any such Person in which any such Person owns a beneficial interest greater than five percent (5%) (collectively, the "Company Entities") and, to the knowledge of the Company, no Stockholder of the Company or employee of any Acquired Company or any individual related by blood, marriage or adoption to any such Person, in any such case, is a party to any agreement, contract, commitment or other form of transaction or arrangement with any Acquired Company under which any party may have remaining rights or obligations, executory, contingent or otherwise, written or oral, or has any interest in any of the Property.

            (b) No director, officer or affiliate of any Acquired Company and, to the knowledge of the Company, no Stockholder of the Company or employee of any Acquired Company has any direct or indirect financial interest in any competitor with or supplier or customer of any Acquired Company; provided, however, that for this purpose ownership of corporate securities having no more than 5% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or

                                      31.

authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such Person has no other connection or relationship with such competitor, supplier or customer.

      2.20 Bank Accounts of the Company. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the each of the Acquired Companies, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder.

      2.21 Environmental Matters.

            (a) To the knowledge of the Company, all assets and property currently or previously owned, leased, operated, or used by each of the Acquired Companies or in connection with the business of each of the Acquired Companies ("Environmental Property"), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property and of each of the Acquired Companies (including without limitation transportation and disposal of Hazardous Materials (as hereinafter defined) by or for an Acquired Company) comply and have at all times complied, and do not cause, have not caused, and will not cause liability to be incurred by an Acquired Company under any current or past Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign Law, and the common law, including the law of nuisance and strict liability (collectively, "Environmental Law"). None of the Acquired Companies is in violation of and, to the knowledge of the Company, has ever violated any Environmental Law.

            (b) Each Acquired Company has properly obtained and is in compliance with all necessary permits, registrations, approvals, and licenses required by any Environmental Law ("Environmental Permits"), and has properly made all filings with and submissions to any Government or other authority required by any Environmental Law. To the knowledge of the Company, no deficiencies have been asserted by any such Government or authority with respect to such items.

            (c) To the knowledge of the Company there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any
(i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, or (v) solid wastes ((i)-(v), collectively, "Hazardous Materials").

            (d) To the knowledge of the Company, other than in the Ordinary Course of Business, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or

                                      32.

beneath the Environmental Property, or (iii) underground storage tanks on or beneath the Environmental Property.

            (e) Each Acquired Company has made available in its due diligence materials to Parent, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by each Acquired Company from, or submitted by any of the stockholders of the Company or any Acquired Company to, the Environmental Protection Agency and/or any foreign, state, county or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of any Acquired Company on the environmental condition of the Environmental Property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property in the possession of any Acquired Company.

            (f) There never has been pending or, to the knowledge of the Company, threatened against any Acquired Company in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permits or any Environmental Law.

            (g) None of the Acquired Companies has ever received from any Person any written or express notice of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could be reasonably expected to: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations on the Environmental Property; or (iii) give rise to any material liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Environmental Property, or any Acquired Company based on or related to any Environmental Permits or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

            (h) To the knowledge of the Company, no Hazardous Materials have been sent by any Acquired Company since its inception, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. There are no Persons involved in the transportation and disposal of Hazardous Materials on behalf of any Acquired Company or from the Environmental Property since its inception and an estimate of the amount of such Hazardous Materials handled by each such Person.

      2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.

                                      33.

            (a) Set forth on Schedule 2.22(a) is a complete list as of July 27, 2004, of: (i) all current directors of each Acquired Company, (ii) all current officers (with office held) of each Acquired Company, (iii) all current employees (active or other) of each Acquired Company employed in the United States, (iv) all current employees (active or other) of each Acquired Company employed outside of the United States, and (v) all current paid consultants to each Acquired Company; together, in each case, with the current job title and/or job description, rate of compensation, any paid vacation time accrued with respect to such person, any incentive or bonus plan participation and all bonus and/or incentive payments owed to such person as of June 30, 2004, and the date of hire, leave status (including type of leave) and visa status of each such person.

                  (i) All employees of each Acquired Company are legally permitted to be employed by such Acquired Company in the jurisdiction in which such employee is employed in their current job capacities. Except as set forth in Schedule 2.12(o)-(p), no Acquired Company has any employment or consulting contracts currently in effect that are not terminable within thirty (30) days without penalty (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (ii) Except as set forth on Schedule 2.22(a)(ii), as of the date hereof, no employee of the Acquired Company has given to the Company oral or written notice of termination, nor has any Acquired Company given notice of termination or notice of any workforce reduction or plant closure to any employee or governmental entity.

                  (iii) Except as set forth on Schedule 2.22(a)(iii), there are no claims, demand letters, civil rights charges, suits or other controversies pending, or to the best knowledge of Company, threatened between any Acquired Company and any of its current or former employees.

                  (iv) To the knowledge of Company, no employee of any Acquired Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency that would materially interfere with such employee's efforts to promote the interests of each Acquired Company's business or that would materially interfere with the business of any Acquired Company. To the knowledge of any Acquired Company, neither the execution nor delivery of this Agreement, nor the carrying on of the business as presently conducted by Company or as proposed to be conducted, nor any activity of the employees of any Acquired Company in connection with the carrying on of the business as presently conducted or as proposed to be conducted by any Acquired Company will conflict with or result in a breach of any material term, condition or provision of, or constitute a default under, any agreement under which any of such employees is now bound.

                  (v) Each Acquired Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including without limitation employee compensation matters, fair labor standards, equal employment opportunity and affirmative action obligations.

                                      34.

            (b) Except as set forth on Schedule 2.22(b)(i): (i) none of the Acquired Companies is indebted to any of its officers, directors, employees or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses on a basis consistent with past practices; and (ii) no officer, director, employee or consultant of any Acquired Company is indebted to any Acquired Company except for advances for ordinary business expenses on a basis consistent with past practices.

            (c) All payments to agents, consultants and others made by an Acquired Company or by a stockholder in connection with an Acquired Company have been in payment of bona fide fees and commissions and not as bribes or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party's tax reporting or payment obligations. Each Acquired Company has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such Persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and other public or private reports, records or filings of each Acquired Company, to the extent required by Law.

      2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which any Acquired Company is or has been a party or by which it is or has been bound. Except as set forth on Schedule 2.23(a)-(d):

            (a) There is no organized labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against any Acquired Company;

            (b) No right of representation exists respecting any Acquired Company's employees;

            (c) No collective bargaining agreement is currently being negotiated and, to the knowledge of the Company, no organizing effort is currently being made with respect to the employees of any Acquired Company; and

            (d) No Acquired Company nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the knowledge of the Company, threatened any formal charge or complaint against any Acquired Company by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

      2.24 Employee Benefit Matters.

            (a) Except as set forth on Schedule 2.24(a), no Acquired Company has outstanding and is a party to or subject to liability under any plan or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock,

                                      35.

health, welfare, or incentive plan; or (B) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits (together the "Plans" and each item thereunder a "Plan"). True, correct, and complete copies of all documents creating or evidencing any Plan listed on
Schedule 2.24(a) have been made available in its due diligence materials to Parent. There are no negotiations, demands or proposals which are pending or, to the knowledge of the Company, threatened or which have been made since any Acquired Company's inception which concern matters now covered, or that would be covered, by the foregoing types of Plans.

            (b) Each Plan complies with, has been administered, operated and maintained in material compliance with its terms and in material compliance with, and none of the Acquired Companies has any direct or indirect liability for non-compliance under, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500 have been made available in its due diligence materials to Parent. Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been made available in its due diligence materials to Parent) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause, and no Action is pending or threatened, which could result in the loss of such exemption or qualification.

            (c) No Acquired Company (i) has made or has had an obligation to make any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has ever been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans and (iii) has ever been under common control with an employer which contributed to or has ever had an obligation to contribute to any such plans.

            (d) Except as set forth in Schedule 2.24(d), none of the Acquired Companies has terminated or taken action to terminate any employee benefit plan, and no "reportable event" (as defined in ERISA) or "prohibited transaction" (as defined in the Code or ERISA) has occurred or, to the knowledge of the Company, is threatened to occur with respect to any Plan.

            (e) No Acquired Company is required under Law to engage an independent auditor to render an opinion on statements of assets and liabilities of any of the Plans.

            (f) All of the Plans, to the extent applicable, are in material compliance with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and with Section 1862(b)(4)(A)(i) of the Social Security Act, and none of the Acquired Companies has any liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to employees of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event have been made available in its due diligence materials to Parent. Other than as required by COBRA, none of the Acquired Companies has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

                                      36.

            (g) With respect to any Plan which is a welfare plan as defined in
Section 3(1) of ERISA: (i) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; and (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject any Acquired Company or Parent to a tax under Code Section 4976(a).

            (h) Full payment has been made of all amounts due under each of the Plans and to each Person employed or formerly employed by any Acquired Company that are required under the terms of the Plans, and full payment will be made of all amounts that are required to be so paid through the Closing Date.

            (i) Except as set forth on Schedule 2.24(i), all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Acquired Companies and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report.

            (j) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been paid in full, subject only to normal retrospective adjustments in the "Ordinary Course of Business" to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

            (k) Except as described on Schedule 2.24(k), there will be no incidence of severance payments or any other termination benefits for which Parent or any Acquired Company will be responsible as a consequence of the transactions contemplated hereby.

            (l) There is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Plan described in Schedule 2.24(a) hereof and there is no basis for any such legal action, proceeding or investigation.

            (m) All expenses and liabilities relating to all of the Plans described on Schedule 2.24(a) have been, and will be on the Closing Date, fully and properly accrued on each Acquired Company's books and records and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

            (n) Except as described on Schedule 2.24(n), each Plan (including any Plan covering former employees of any Acquired Companies) may be unilaterally amended, varied, modified or terminated in whole or in part by the relevant Acquired Company or Parent on or at any time after the Closing Date, subject to the requirements of applicable Law and any contractual commitments, and any such contractual commitments are described on Schedule 2.24.

      2.25 Overtime, Back Wages, Vacation and Minimum Wage. Except as set forth in Schedule 2.25, no present or former employee of any Acquired Company has given notice to any Acquired Company of, and there is no valid basis for, any claim against any Acquired Company (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under "employee benefit plans," as defined in

                                      37.

Section 3(3) of ERISA) for any period other than the current payroll period or
(c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year.

      2.26 Occupational Safety and Health. No Acquired Company has received any written notice from any Government entity alleging a violation of occupational safety or health standards. There have been no workers compensation claims against any Acquired Company made over the three (3) years preceding the date hereof.

      2.27 Customers and Suppliers. Schedule 2.27 sets forth a true, complete and correct list of the ten (10) largest customers of the Acquired Companies and the ten (10) largest suppliers of the Acquired Companies, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended December 31, 2002 and 2003. Except as disclosed on Schedule 2.27, no Acquired Company has received any written or express notice from any material supplier of any Acquired Company (including those listed on Schedule 2.27) to the effect that, and has no reason to believe that, any such supplier will stop or materially decrease the rate of supplying materials, products or services to any Acquired Company. Except as disclosed on Schedule 2.27, no Acquired Company has received any written or other notice from any material customer of any Acquired Company (including those listed on Schedule 2.27) to the effect that such customer will cease doing business with any Acquired Company.

      2.28 Product and Service Warranties. Set forth on Schedule 2.28(a) are the standard forms of product and service warranties and guarantees used by each Acquired Company and copies of all other outstanding product and service warranties and guarantees. Except as disclosed on Schedule 2.28(b), no oral product or service warranties or guarantees have been authorized or made containing terms less favorable to an Acquired Company in any material respect than the terms of the forms of product and service warranties and guarantees set forth on Schedule 2.28(a). No product or service warranty or similar claims have been made against an Acquired Company and, to the Company's knowledge, there is no basis for any such claim after the date hereof. No Acquired Company has received any notice from any Person asserting any valid claim, or asserting any valid basis for any action or proceeding, and no Person has any valid claim against any Acquired Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against any Acquired Company hereafter with respect to products manufactured prior to the Effective Time (which, for the avoidance of doubt, shall include only those products which have been shipped or delivered prior to the Effective Time (including without limitation those products engaged in customer trials) or which constitute finished goods inventory prior to the Effective Time) or services rendered on or prior to the Effective Time will not exceed $200,000.

      2.29 Product Liability Claims. None of the Acquired Companies has received written or other notice or written or other information as to any claim or allegation of, and no Acquired Company has been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection

                                      38.

with any product manufactured, sold or distributed by, or in connection with any service provided by any Acquired Company or its employees. The uninsured portion of aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted against any Acquired Company with respect to products manufactured prior to the Effective Time (which, for the avoidance of doubt, shall include only those products which have been shipped or delivered prior to the Effective Time (including without limitation those products engaged in customer trials) or which constitute finished goods inventory prior to the Effective Time) or services rendered on or prior to the Effective Time will not exceed $200,000.

      2.30 Product Safety Authorities. No Person affiliated with or on behalf of any Acquired Company has been required to file any notification or other report with or provide information to any Government entity or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by any Acquired Company or in connection with its business, and there exist no grounds for the recall of any such product.

      2.31 Foreign Operations and Export Control. At all times, each of the Acquired Companies has acted:

            (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;

            (b) in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and Taxation;

            (c) without notice of violation of and in compliance with all relevant anti-boycott Laws, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

            (d) without violation of any export control or sanctions Laws, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time; and

            (e) without violation of the Foreign Corrupt Practices Act of 1977, as amended.

      2.32 Brokers, Finders, Other Offers. Except as set forth in Schedule 2.32, no finder, broker, agent, or other intermediary, acting on behalf of any Acquired Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. None of the Acquired Companies or any of the Stockholders of the Company is subject to any letter of intent, agreement, understanding or commitment with any third party (other than Parent) or its agents

                                      39.

representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer (including but not limited to, by means of a merger, recapitalization, joint venture or the like) of all or a controlling portion of the capital stock or other ownership interest in any Acquired Company or all or a material portion of the business or assets of any Acquired Company.

      2.33 Information Supplied. None of the information supplied or to be supplied by any of the Acquired Companies, or to the knowledge of the Company, by the Preferred Stockholders or any of their affiliates, directors, officers, employees, agents or representatives, in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in: (i) the Hearing Notice, the Permit Application and any Informational Documents; or (ii) any document filed or to be filed by Parent with the SEC or any Government authority in connection with the transactions contemplated hereby, will, at the time such documents are filed, and, in the case of any Resale Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.34 Certain Key Employees. Each of the employees of the Acquired Companies listed on Schedule 2.34 has executed and delivered to the Company an employment agreement or has accepted in writing an employment offer letter (with respect to each such employee, such employment agreement or offer letter being hereinafter referred to as an "Offer Letter"), each dated as of the date of this Agreement, to be effective at the Effective Time, and the Acquired Company employing such employee has executed and delivered to Parent a true and complete copy of each such fully executed Offer Letter.

      2.35 Disclosure. Neither this Agreement nor any of the schedules, attachments or the exhibits hereto or any agreements contemplated hereby contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which has not been disclosed to Parent of which the Company has knowledge and which has had or could reasonably be anticipated to have a Company Material Adverse Effect (as hereinafter defined) or Company Material Adverse Change (as hereinafter defined).

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS

                  Each of the Preferred Stockholders hereby severally, and not jointly and severally, makes (with respect to itself only) the following representations and warranties to Parent and the Acquisition Subsidiary, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Article IX.

      3.1 Preferred Stockholders' Representations and Warranties.

            (a) Such Preferred Stockholder has the full power and authority to execute, enter into and deliver this Agreement and the Escrow Agreement, to perform its obligations

                                      40.

hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            (b) No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government authority or third party is required in connection with the execution, delivery or performance of this Agreement or the Escrow Agreement or a Voting Agreement by such Preferred Stockholder or the consummation of the transactions contemplated hereby and thereby.

            (c) This Agreement and the Escrow Agreement and the Voting Agreements have been duly executed and delivered by such Preferred Stockholder and each constitutes a legal, valid and binding obligation of such Preferred Stockholder, enforceable against such Preferred Stockholder in accordance with its terms, except to the extent that enforceability hereof and thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

            (d) Such Preferred Stockholder owns beneficially and of record the number and type of Company Shares as are set forth next to such Preferred Stockholder's name on Schedule 2.4, free and clear of all Liens, except for Liens contained in the agreements listed on Schedule 2.4.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent hereby makes the following representations and warranties to Company and the Preferred Stockholders, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Article IX; provided, however, that in the event of a Cash Transaction, the representations and warranties set forth in the second sentence of Section 4.1(a) and in Sections 4.1(b), 4.2, 4.6, 4.7 and 4.8 shall be deemed cancelled and of no force and effect and shall not be deemed to have been made by Parent as of the date hereof or as of the Closing. As used in this Article IV and elsewhere in this Agreement, "knowledge" of the Parent or "to the Parent's knowledge" or similar expressions with respect to the Parent mean the actual knowledge of Frederick M. Lax, Paul J. Pucino and Ronald W. Buckly after due inquiry and review of the Parent's books and records and due inquiry of appropriate employees of the Parent.

      4.1 Corporate Existence; Authority; No Conflict; Consents.

            (a) Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California. The entire authorized capital stock of Parent consists solely of 200,000,000 shares of Common Stock, without par value, of which 63,157,380 shares were issued and outstanding as of August 13, 2004.

            (b) All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable and issued in compliance with and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable state law, the Parent's Articles of Incorporation or Bylaws or any agreement to which Parent is a party or is otherwise bound.

                                      41.

            (c) Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of the State of New York. The entire authorized capital stock of Acquisition Subsidiary consists solely of 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent owns all issued and outstanding capital stock of Acquisition Subsidiary, free and clear of any and all Liens. Acquisition Subsidiary was formed by Parent solely for the purpose of engaging in and facilitating the transactions contemplated by this Agreement, has engaged in no other business activities except in connection therewith and has conducted its operations only as contemplated by this Agreement.

            (d) Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            (e) The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Parent and Acquisition Subsidiary.

            (f) Assuming due authorization, execution and delivery by the other parties hereto, this Agreement and the Escrow Agreement constitute the valid and binding obligation of each of Parent and Acquisition Subsidiary (to the extent a party thereto), enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar Laws affecting the rights and remedies of creditors generally and general equitable principles.

            (g) The execution and delivery of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or violate (i) their respective organizational documents; (ii) in any material respect any Law applicable to Parent or Acquisition Subsidiary or by which any material property or asset of Parent or Acquisition Subsidiary is bound or affected; or (iii) except as set forth on
Schedule 4.1(g), in any material respect any material note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other material instrument or material obligation to which Parent or Acquisition Subsidiary is a party or by which any material property or asset of Parent or Acquisition Subsidiary is bound.

            (h) The execution and delivery of this Agreement by each of Parent and Acquisition Subsidiary do not, and the performance of this Agreement by each of Parent and Acquisition Subsidiary will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Government authority, except (i) for the pre- merger notification requirements of the HSR Act, (ii) for the filing and recordation of Certificate of Merger, (iii) if the Parent Common Stock to be issued in connection with the Merger is issued as contemplated by Section 7.2, the filing of the Permit Application and receipt of the Permit, (iv) if the Parent Common Stock to be issued in connection with the Merger is issued as contemplated by Section 7.3(a), the consents and approvals required to be obtained in connection with the preparation and filing with the SEC of the Resale Registration Statement and any

                                      42.

necessary amendments or supplements thereto; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws; (vi) if applicable, the filing with The Nasdaq Stock Market, Inc. a "Notification Form: Listing of Additional Shares" with respect to the shares of Parent Common Stock issuable in connection with the Merger and (vii) other applicable requirements, if any, of Federal and state securities laws and the Nasdaq National Market.

            (i) Except as set forth on Schedule 4.1(i), no consent of any third party is required for the execution by the Parent of this Agreement or the Escrow Agreement or the consummation by the Parent or the Acquisition Subsidiary of the transactions contemplated hereby.

      4.2 Absence of Certain Changes. Since the date of the most recent Form 10-Q filed by Parent with the SEC, except as contemplated by or as disclosed in this Agreement, there has not been a Parent Material Adverse Change (as hereinafter defined).

      4.3 No Breach of Law or Governing Document. Neither Parent nor any of its significant subsidiaries is in default under or in breach or violation of any Law, except to the extent that any such default, breach or violation would not result in a Parent Material Adverse Effect. Neither Parent nor any of its material subsidiaries is in default under or in breach or violation of any provision of its Articles of Incorporation or its Bylaws, or other applicable governing documents, in either case, as currently in effect, except where any such default or breach would not be material to the ability of Parent or Acquisition Subsidiary to consummate the merger or to perform its respective obligations under this Agreement.

      4.4 Litigation. There is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Parent or any of its subsidiaries which could or could reasonably expected to materially interfere with Parent's ability to consummate the transactions contemplated by this Agreement.

      4.5 Brokers, Finders. Except as set forth on Schedule 4.5, no finder, broker, agent, or other intermediary, acting on behalf of Parent, any of its subsidiaries, or any of its shareholders, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      4.6 Parent SEC Reports. Since January 1, 2003, Parent has filed all reports, schedules, forms, statements (including without limitation registration statements) and other documents (including exhibits and other information incorporated therein) required to be filed with the SEC. All registration statements, forms, reports and other documents filed by Parent with or furnished to the SEC since January 1, 2003 (including those that Parent may file after the date hereof until the Closing) are referred to herein as the "Parent SEC Documents." The Parent SEC Documents (a) were or will be filed on a timely basis and (b) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC

                                      43.

Documents. Except to the extent corrected by a Parent SEC Document filed subsequently (but prior to the date hereof), the Parent SEC Documents did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Documents or necessary in order to make the statements in such Parent SEC Documents, in light of the circumstances under which they were made, not misleading. No subsidiary of Parent is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

      4.7 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which would not, individually or in the aggregate, have a Parent Material Adverse Effect).

                                    ARTICLE V
                        CERTAIN COVENANTS OF THE COMPANY

      5.1 Execution of this Agreement; Certain Notices.

            (a) Releases. The Company hereby agrees to use diligent efforts to deliver to Parent an executed signature page to the Release in the form attached hereto as Exhibit K (the "Release") from the Preferred Stockholders as soon as practicable after the date hereof but in no event later than seven (7) days after the date hereof.

            (b) Notices to Holders of Options and Warrants. The Company hereby agrees to cause to be delivered to each holder of a Company Option or Company Warrant a notice in such form or forms as shall reasonably satisfactory to Parent as soon as practicable after the date hereof (but in any event within ten
(10) Business Days hereafter) pursuant to which such holders shall be advised of this Agreement and the termination of such Company Options or Company Warrants, as applicable, prior to or at the Effective Time.

            (c) Notices to Stockholders. The Company also hereby agrees that it shall transmit to the Company's Stockholders all notices, including notices relating to Dissenter's Rights, required under the NYBCL in connection with the Company Stockholder Approval and any other actions of the Preferred Stockholders required under this Agreement. The Company shall give Parent prompt written notice of any demand received by the Company regarding Dissenter's Rights or the exercise of Dissenter's Rights. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld) or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

      5.2 Conduct of Business of the Company. Except as set forth in Schedule
5.2 or as otherwise expressly permitted by this Agreement or as Parent may otherwise consent to or

                                      44.

approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the other Acquired Companies to, operate in the Ordinary Course of Business and in compliance with all applicable Laws and regulations and, to the extent consistent therewith, use diligent efforts to preserve intact its current business organization, to keep available the services of its current officers and other key employees and to preserve its relationships with those Persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, the Company shall, and shall cause each of the other Acquired Companies to, use its commercially reasonable efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by each Acquired Company; and (ii) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business of each Acquired Company and the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall ensure that each of the other Acquired Companies does not, except as set forth at Schedule 5.2:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other ownership interests, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, (iii) purchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of any Acquired Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other ownership interests of any Acquired Company or otherwise make any payments to any holder of any Acquired Company's securities in their capacity as such;

            (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other ownership interests of any Acquired Company, any Company Stock Rights or any other voting securities or any securities convertible into any such shares, voting securities or convertible securities;

            (c) amend any Acquired Company's Certificate of Incorporation or Bylaws or similar governing documents;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person;

            (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including securitizations), other than (i) in the Ordinary Course of Business and (ii) pursuant to the proposed amendment to any Acquired Company's

                                      45.

relationship, which has been fully disclosed to Parent;

            (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any Person, except in the Ordinary Course of Business and in amounts not material to the maker of such loan, advance, capital contribution or investment;

            (g) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
Article VIII not being satisfied, or that would impair the ability of the Company, Parent or the Stockholders of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation;

            (h) make any capital expenditure or capital expenditures that exceed $50,000 in the aggregate;

            (i) make or revoke any Tax election, settle or compromise any Tax liability material to any Acquired Company or any of its subsidiaries, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable Law or GAAP;

            (j) except as required under an existing Plan, (i) grant or commit to grant any employee, shareholder, officer, director or agent of any Acquired Company, any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable Law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;

            (k) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of any of the Company Stock Rights, including any action which would or is reasonably likely to cause the Merger or the transactions contemplated thereby to accelerate any of the Company Stock Rights;

            (l) revalue any Acquired Company's assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP applied in a manner consistent with the historical practices of the Company;

            (m) (i) enter into any contract, agreement, commitment or arrangement (whether written or oral), other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts other than in the Ordinary Course of Business; or (ii) enter into any written or oral contract, agreement, commitment or arrangement providing for, or amend any written or oral contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

            (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute,

                                      46.

accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business;

            (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

            (p) enter into any contract, agreement, commitment or arrangement (whether written or oral) that would limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

            (q) enter into any contract, bid or offer to sell products or to provide services to third parties (whether written or oral) of $25,000 or more that the Company knows is at a price which would result in a gross profit margin of less than fifty percent (50%) on such contract, bid or offer to the Acquired Companies, or any of them, on the sale of such products or provision of such services; or

            (r) authorize, or commit or agree to take, any of the foregoing actions.

      5.3 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) any written notice of, or other express communication relating to, a default or event, occurrence, fact, condition, change, development or effect ("Event") which, with notice or lapse of time or both, would become a material default under any Contract listed on
Schedule 2.12(a)-(p); (ii) receipt of any written notice or other express communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material written notice or other express communication from any Government authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would have a Company Material Adverse Effect or Company Material Adverse Change; (v) the commencement or threat of any Action involving or affecting any Acquired Company, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by the Company in or pursuant to this Agreement; (vi) the occurrence of any Event after the date hereof that would cause a breach by the Company of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement and (vii) the discovery by the Company that any of its representations and warranties contained herein were inaccurate in any respect on the date hereof. "Company Material Adverse Change" and "Company Material Adverse Effect" mean, respectively, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the condition (business, financial or otherwise), of the Acquired Companies, taken as a whole, but shall not be deemed to include: (i) any adverse change or effect to the extent resulting from matters, which are not of a general

                                      47.

economic nature, that generally affect the industry in which the Acquired Companies operate or (ii) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof.

            (b) In addition to, and not in lieu of, the foregoing, the Company shall deliver to Parent no later than the end of the second Business Day prior to the Closing Date a true and complete schedule of changes (the "Update Schedule") to any of the information contained in the Company's schedules to this Agreement (including changes to any other representations or warranties of the Company in Article II hereof as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof (it being understood that the mere discovery of events or circumstances following the date hereof shall not constitute a basis for any such change to the extent that the event occurred or the circumstance existed prior to the date hereof) which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Company in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to Parent having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days).

            (c) Except as provided in this paragraph, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or negate any indemnity hereunder. If such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (other than events or circumstances which arise from violation of Section 5.2) and if Parent would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 8.3 on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement.

            (d) For avoidance of doubt, any additions or changes appearing on the Update Schedule which are identified by the Company as a Company Material Adverse Effect or Company Material Adverse Change shall be identified as such in the certificate to be delivered to Parent pursuant to Section 8.3(b). Any changes or effects which are not identified by Company as a Company Material Adverse Effect or Company Material Adverse Change in Company's certificate delivered pursuant to Section 8.3(b) shall not constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article IX of this Agreement and shall be subject to the indemnification provisions of Article IX unless and only to the extent that Parent has, at the request of the Company pursuant to Section 5.2, expressly consented to the action giving rise to such changes or effects. If any such change and its effect are reflected in the calculation of Final Working Capital, such change shall, to the extent its effect is reflected in the calculation of Final Working Capital, constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this

                                      48.

Agreement and shall not be subject to the indemnification provisions of Article IX.

      5.4 Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Confidentiality Agreement dated April 21, 2004, between Parent and the Company (the "Confidentiality Agreement"), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time, to the Acquired Companies' properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning each Acquired Company's business, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 5.4 shall affect or modify any representation or warranty given by the Company. Parent agrees that it shall coordinate its contacts with the Company's personnel (other than the Senior Management) with a member of Senior Management, but in any event such personnel shall be made available for such contacts at reasonable times as requested by Parent prior to the Effective Time. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything herein to the contrary herein or in the Confidentiality Agreement, Parent (and any employee, representative or other agent of Parent) may disclose to any and all parties, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure. However, any such information relating to the Tax treatment or Tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws.

      5.5 Diligent Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, (v) the preparation and filing with the California Commissioner (as hereinafter defined) by Parent of the Permit Application and any necessary amendments or supplements thereto, (vi) seeking to have the Permit obtained as soon as is reasonably practicable after filing; (vi) in the event the Parties proceed under Section 7.3(a), the preparation and filing with the SEC by Parent of the Resale Registration Statement and any necessary amendments or supplements thereto, (vii) in the event the Parties proceed under Section 7.3(a), seeking to have the Resale

                                      49.

Registration Statement filed by Parent declared effective by the SEC as soon as reasonably practicable after filing, (viii) (other than in a Cash Transaction) taking such actions as may be required under applicable state securities or "Blue Sky" Laws in connection with the issuance of the Parent Common Stock pursuant to the Merger and (ix) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

      5.6 Company Stockholder Approval. Contemporaneous with the signing of this Agreement, the Company shall deliver the Voting Agreements of the Preferred Stockholders in the form attached as Exhibit A. The vote of the Preferred Stockholders as described in the Voting Agreements is the requisite vote of the Company's Stockholders in accordance with the NYBCL, the Company's Restated Certificate of Incorporation and Bylaws and any agreement or instrument by which the Company is bound and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby (the "Company Stockholder Approval"). The Board of Directors of the Company has adopted a resolution recommending the adoption of this Agreement by the Company's Stockholders (the "Company Recommendation") and, subject to Section 5.10, the Board of Directors of the Company (i) will continue to recommend to the Stockholders of the Company that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its diligent efforts to obtain any necessary adoption and approval by the Company's Stockholders of this Agreement and the transactions contemplated hereby. The Company shall take all action necessary in accordance with this Agreement, New York Law and the Articles of Incorporation and Bylaws of the Company to call, notice, convene, hold and conduct a meeting of the Company's Stockholders or to secure the written consent of the Company's Stockholders for the purpose of voting upon approval of the Merger and the adoption of this Agreement. The Company shall hold the a meeting of the Company's Stockholders or solicit a written consent of the Company's Stockholders providing for the Company Stockholder Approval, as the case may be, as soon as practicable and in no event later than fifteen (15) days following the date the California Commissioner issues the Permit or, in the event that the Parties proceed under Section 7.3, as soon as practicable (and in any event no later than fifteen (15) days) after Parent notifies the Company of its election to proceed with an alternative transaction. If the Company will call a meeting of the Company's Stockholders, the Company will consult with Parent regarding the date of the meeting and shall not postpone or adjourn the meeting (other than for the absence of a quorum and postponements and adjournments not to exceed five (5) Business Days in the aggregate necessary for the sole purpose of obtaining additional votes in order to obtain the requisite vote of the Company's Stockholders necessary to approve the Merger and this Agreement). The Company's obligation with regard to a meeting shall not be affected by the commencement, disclosure, announcement or submission to the Company of any Company Acquisition Proposal (as hereinafter defined). The Company shall exercise diligent efforts to take all other action necessary to secure the vote or consent of the Company Stockholders required to effect each of the transactions contemplated by this Agreement.

      5.7 Compliance. In consummating the Merger and the other transactions contemplated hereby, the Company shall, and shall cause each other Acquired Company to, comply with all applicable Laws, including without limitation with respect to the information and consultation of Steleus SAS Work's Council.

                                      50.

      5.8 Securities and Stockholder Materials. The Company shall send to Parent a copy of all material reports and materials as and when it sends the same to its Stockholders or it or any other Acquired Company sends any material reports and materials to any Government authority, subject to restrictions required by Law.

      5.9 Takeover Statutes. If any "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Law in the United States (each a "Takeover Statute") is or may become applicable to the Merger or any of the other transactions contemplated hereby, the Company will grant approvals required by any Takeover Statute, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

      5.10 No Solicitation.

            (a) The Company shall, and shall direct and use its commercially reasonable efforts to cause its and all other Acquired Company's officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Acquisition Proposal. The Company shall not authorize or permit any of its or any other Acquired Company's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any other Acquired Company to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal or (iii) enter into any agreement or agreement in principle with any Person that has made a Company Acquisition Proposal or such a proposal, inquiry or request or any such Person's affiliates; provided, however, that prior to obtaining the Company Stockholder Approval the Company may engage in discussions or negotiations with, and furnish information concerning the Company and its businesses, properties and assets to, any Person which makes a Company Acquisition Proposal if, and only if, (A) such Person made a Company Acquisition Proposal which did not result from a violation by the Company of its obligations under this Section 5.10 and at such time the Company has complied with its obligations under this Section 5.10, and the Company is proceeding in good faith with respect to its obligations under Section 5.6, (B) such Company Acquisition Proposal constitutes a Company Superior Proposal (as hereinafter defined) and
(C) a majority of the Board of Directors of the Company concludes in good faith after consultation with its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors to the Company or to the Company's Stockholders under applicable Law. For purposes of this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of any Acquired Company or 15% or more of any class of equity securities of any Acquired Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of any Acquired Company, any merger, consolidation, share exchange, business combination,

                                      51.

recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger. For purposes of this Agreement, "Company Superior Proposal" shall mean a bona fide written Company Acquisition Proposal (with all of the percentages included in the definition of Company Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel and financial advisors (w) provides to the Company's Stockholders consideration with a value per share of each Company Share that exceeds the value per share of each Company Share provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquisition Subsidiary), (x) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Company Acquisition Proposal.

            (b) Except as provided in the next sentence, the Board of Directors of the Company shall not withdraw or modify the Company Recommendation. The Board of Directors of the Company shall only be permitted to (i) withdraw or modify in a manner adverse to Parent and Acquisition Subsidiary (or not to continue to make) the Company's Recommendation as a result of a Company Superior Proposal or an Unknown Event (as hereinafter defined) or (ii) cause the Company to enter into an agreement relating to a Company Superior Proposal if, but only if, (A) the Company Stockholder Approval has not then been obtained, (B) a majority of the Board of Directors of the Company has reasonably determined, following consultation with outside counsel, that the failure to take such action would result in a failure of the Board of Directors to comply with its fiduciary duties imposed by applicable Law, (C) the Company has given Parent and Acquisition Subsidiary five (5) Business Days' prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, (D) the Company has complied with its obligations under this Section 5.10, and (E) simultaneously with entering into any such agreement, the Company shall have terminated this Agreement pursuant to Section 10.1(a)(ix) and paid Parent the breakup fee in accordance with Section 10.1(c). Nothing contained in this Section 5.10 shall prohibit the Company from taking and disclosing to its Stockholders a position contemplated by Rule 14-e(2)(a) promulgated under the Exchange Act or from making any disclosure to the Company or the Company's Stockholders if, in the good faith judgment of a majority of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company or the Company's Stockholders under applicable Law; provided, that unless and until this Agreement is terminated in accordance with Section 10.1 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Parent or Acquisition Subsidiary under any other provision of this Agreement. For purposes of this Agreement, the term "Unknown Event" means any event that occurs after the date of this Agreement other than a Company Acquisition Proposal that does not constitute a Company Superior Proposal, that a majority of the Board of Directors of the Company determine in good faith, after consultation

                                      52.

with its outside legal and financial advisors (but without the requirement that such consultation form the basis for such determination) evidences clearly and convincingly that the fiduciary duties of the Board of Directors requires a change to the Company Recommendation.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.10, the Company shall promptly (but in any case later than one calendar day) advise Parent orally and in writing of any Company Acquisition Proposal, the material terms and conditions of such request or Company Acquisition Proposal and the identity of the Person making such request or Company Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Company Acquisition Proposal. In addition, the Company will promptly (but in any case later than one calendar day) notify Parent of any determination by the Company's Board of Directors that a Company Superior Proposal has been made.

      5.11 Company Preferred Stock and Company Stock Rights. During the period from the date of this Agreement to the Effective Time, the Company agrees that it will not without the prior written consent of Parent (i) issue or (ii) authorize the issuance of or (iii) except as expressly provided herein, permit the conversion or exercise of, or take any action that would require or permit the conversion or exercise of, any shares of its capital stock or Company Stock Rights.

      5.12 Company Stock Rights. Except as otherwise provided herein, the Company shall not purchase, redeem, cancel, terminate, amend or otherwise change in any respect any Company Stock Rights that exist on the date hereof.

      5.13 Affiliate Letters. Unless the Parties proceed under Section 7.3, at least ten (10) days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those Persons who were or will be, at the time Company Stockholder Approval is granted, an "Affiliate" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit L (an "Affiliate Letter").

      5.14 Termination of Special Management Incentive Bonus Plan. The Company shall unconditionally and irrevocably terminate the Special Management Incentive Bonus Plan (the "Bonus Plan") adopted at the meeting of the Company's Board of Directors on February 25, 2004 and any other similar plan of any Acquired Company prior to Closing. The Company will not pay out any bonuses under the Bonus Plan in connection with the transactions contemplated by this Agreement.

      5.15 Termination of 401(k) Plan. To the extent permitted under applicable Law, the Company shall terminate the Steleus Inc. 401(k) Plan (the "401(k) Plan") effective on the day prior to Closing and shall execute or cause to be executed appropriate documentation to effect the termination.

                                      53.

      5.16 Software Licenses. The Company shall cause Steleus SAS, prior to Closing, to obtain a valid fully paid up license for each item of operating software disclosed on Schedule 2.14(e)(viii) for which Steleus SAS does not own a valid license (the "End User Licenses").

      5.17 Patent Application Assignment. The Company shall cause Charles Stormon to execute an assignment in form and substance reasonably satisfactory to Parent assigning to the Company all of his right, title and interest in and to the U.S. Provisional Patent Application Serial No. 60/537,117, "Configurable Network Analysis," filed with the U.S. Patent and Trademark Office on January 16, 2004.

      5.18 Customer Register. The Company shall cause Steleus SAS, prior to Closing, to prepare and maintain the register required under applicable Law confirming that its customers in France themselves have the appropriate permits.

                                   ARTICLE VI
                               COVENANTS OF PARENT

      6.1 Notification of Certain Matters.

            (a) For purposes of this Agreement, "Parent Material Adverse Change" and "Parent Material Adverse Effect" mean, respectively, any change or effect that is materially adverse to the business operations, financial condition, assets, liabilities, or results of operations of the Parent, but shall not be deemed to include: (i) any adverse change or effect to the extent resulting from matters, which are not of a general economic nature, that generally affect the industry in which Parent operates, (ii) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof or (iii) any change in stock price or trading volume, provided that this clause (iii) shall not exclude any underlying effect that may have caused such change in stock price or trading volume.

            (b) Parent shall deliver to Company no later than the end of the second Business Day prior to the Closing Date a true and complete schedule of changes (the "Parent Update Schedule") to any of the information contained in the Parent's schedules to this Agreement (including changes to any other representations or warranties of the Company in Article IV hereof as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof (it being understood that the mere discovery of events or circumstances following the date hereof shall not constitute a basis for any such change to the extent that the event occurred or the circumstance existed prior to the date hereof) which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Parent Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Parent in writing to reflect any additional changes which occur between the date of initial delivery of the Parent Update Schedule through the Closing Date, subject to Company having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days).

                                      54.

            (c) Except as provided in this paragraph, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or negate any indemnity hereunder. If such supplemental information relates to an event or circumstance occurring subsequent to the date hereof and if Company would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 8.2 on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement.

            (d) For avoidance of doubt, any additions or changes appearing on the Parent Update Schedule which are identified by the Parent as a Parent Material Adverse Effect or Parent Material Adverse Change shall be identified as such in the certificate to be delivered to Company pursuant to Section 8.2(b). Any changes or effects which are not identified by Parent as a Parent Material Adverse Effect or Parent Material Adverse Change in Parent's certificate delivered pursuant to Section 8.2(b) shall not constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article IX of this Agreement and shall be subject to the indemnification provisions of Article IX unless and only to the extent that Company has, at the request of the Parent, expressly consented to the action giving rise to such changes or effects.

      6.2 Diligent Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, (v) the preparation and filing with the California Commissioner by Parent of the Permit Application and any necessary amendments or supplements thereto, (vi) seeking to have the Permit obtained as soon as is reasonably practicable after filing; (vi) in the event the Parties proceed under Section 7.3(a), the preparation and filing with the SEC by Parent of the Resale Registration Statement and any necessary amendments or supplements thereto, (vii) in the event the Parties proceed under Section 7.3(a), seeking to have the Resale Registration Statement filed by Parent declared effective by the SEC as soon as reasonably practicable after filing, (viii) (other than in a Cash Transaction) taking such actions as may be required under applicable state securities or "Blue Sky" Laws in connection with the issuance of the Parent Common Stock pursuant to the Merger and (ix) the execution and delivery of any additional instruments

                                      55.

necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

      6.3 Compliance. In consummating the Merger and the other transactions contemplated hereby, Parent shall comply with all applicable Laws.

      6.4 Company Employee Retention Bonus Program.

            (a) Employee Cash Bonuses. As soon as administratively practicable following the Effective Time and in accordance with Section 6.4(c), Parent shall pay or cause the Surviving Corporation to pay cash retention bonuses (collectively, the "Cash Retention Bonuses") in the aggregate amount of $1,700,000 to the employees of the Acquired Companies identified on Schedule 6.4(a) who are employed by the Company on the date hereof and remain employed by the Company through the Effective Time (the "Bonus Employees").

            (b) Employee Equity Bonuses. As soon as practicable following the Effective Time and in accordance with Section 6.4(c), Parent shall grant to the Bonus Employees, under Parent's 2003 Equity Incentive Plan for New Employees equity retention bonuses in the form of restricted stock units for Parent Common Stock ("RSUs") covering an aggregate number of shares of Parent Common Stock that results from dividing $1,700,000 by the Closing Stock Price. All such RSUs shall vest in full on the one-year anniversary of the Closing Date, provided the Bonus Employee remains an employee of the Company (or of any affiliate, including Parent) through such date.

            (c) Allocation. The allocation of the Cash Retention Bonuses and Equity Retention Bonuses payable under Sections 6.4(a) and 6.4(b) shall be determined in accordance with Schedule 6.4(c), and the payment of such Cash Retention Bonuses and Equity Retention Bonuses shall be made in accordance with all applicable Laws and withholding requirements.

      6.5 Employee Matters. After the Closing, Parent will cause the Surviving Corporation to initially maintain the employment of the employees of the Acquired Companies; provided, that Parent and/or Surviving Corporation shall have the right and authority to terminate, at its sole cost and expense, the employment of any such employee at any time thereafter or modify the wages, hours or other terms and conditions of employment of any such employee subject to any applicable contractual or other legal restrictions in its sole and absolute discretion. After the Closing, Parent shall likewise cause the Surviving Corporation to initially maintain in effect for the benefit of such employees all of the Acquired Companies' existing benefit plans; it being agreed, however, that notwithstanding the foregoing, it is the intention of Parent to take any and all action in its sole and absolute discretion with respect to the Acquired Companies' existing benefit plans, including terminating same, and to transfer all such employees who so remain in the employ of the Surviving Corporation to Parent's benefit plans at such time and under such circumstances as Parent shall deem appropriate and advisable. Parent agrees that to the extent it transfers any such employees to Parent's benefit plans, such employees shall be credited, to the extent such crediting is permitted under such plans, for their years of service or periods of creditable coverage with the Company prior to the Closing in determining eligibility and vesting thereunder and in determining the amount of benefits under any applicable sick leave, vacation or severance plan but for no other purpose.

                                      56.

      6.6 Parent Grant of Options and/or Restricted Stock Units. As soon as administratively practicable after the Effective Time, but no later than thirty
(30) days after the Closing Date, and in addition to the retention bonuses payable under Section 6.4, Parent shall grant, under Parent's equity incentive plans, to certain persons who are employees of the Company immediately prior to and following the Effective Time and who remain employed by the Company on the date of grant, options to purchase shares of Parent Common Stock and/or RSUs. Such options and RSUs shall be in such amounts and shall be allocated by Parent among such employees in such manner as Parent may determine in its sole and absolute discretion.

      6.7 Nasdaq Stock Market Listing. Parent shall cause the Parent Common Stock to be issued pursuant to this Agreement to the Preferred Stockholders in connection with the Merger to be authorized for trading upon the Effective Time on The Nasdaq Stock Market, Inc. and shall, if required by the rules of The Nasdaq Stock Market, Inc., file timely with The Nasdaq Stock Market, Inc. a Notification Form Listing of Additional Shares with respect to the Parent Common Stock to be issued pursuant to the transactions contemplated in this Agreement.

      6.8 Maintenance of Directors and Officers Indemnification.

            (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation from and after the Effective Time to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Articles of Incorporation or Bylaws, as amended to date and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Articles of Incorporation or Bylaws, as amended to date, or contract, from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

            (b) From and after the Effective Time and for a period of six (6) years thereafter, subject to the limitations set forth herein, Parent shall maintain or shall cause the Company to maintain in effect policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time ("D&O Insurance Policies") for the benefit of those persons who are currently covered by the current policies of directors' and officers' liability insurance maintained by the Company, with such D&O Insurance Policies providing terms and conditions which are at least comparable to those provided on Schedule 6.8(b) and which are maintained with reputable and financially sound carriers. Notwithstanding the foregoing, Parent may substitute or cause the Surviving Corporation to substitute for the initial D&O Insurance Policies maintained in accordance with this Section 6.8 other policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than such initial policies, as long as any such substitution does not result in gaps or lapses in coverage with respect to any claims arising from or matters related to events occurring prior to the Effective Time for which coverage is required pursuant to this
Section 6.8.

      6.9 Registration Statement on Form S-8. The shares of Parent Common Stock subject

                                      57.

to the stock options and RSUs contemplated by Sections 6.4(b) and 6.6 shall, upon issuance, be registered under the Securities Act on Form S-8 or a similar form.

                                   ARTICLE VII
                       ADDITIONAL COVENANTS OF THE PARTIES

      7.1 Public Announcements. Upon execution of this Agreement, Parent and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, the Parties hereto will not make any public disclosure of the terms hereof or issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the Company, Parent, and Acquisition Subsidiary, not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable requirements of Laws or by obligations pursuant to any listing agreement with any national securities exchange or quotation system. Nothing herein shall be interpreted to limit the Company's ability to communicate with its Stockholders or holders of Company Stock Rights or other securities, or its lenders, as may be necessary in order to consummate the Merger; provided that the Company shall provide Parent with a copy of any such written communication and with a summary of any material oral communication. The Company shall use its reasonable efforts to prevent any trading in shares of Parent Common Stock by the officers, directors, employees, stockholders and agents of the Acquired Companies prior to the Effective Time.

      7.2 California Fairness Hearing and Permit.

            (a) Permit Application. As soon as reasonably practicable after the execution of this Agreement, (i) Parent shall prepare, with the cooperation of the Company, the application for permit (the "Permit Application") in connection with the Hearing (as hereinafter defined) and the notice sent to all holders of Company Shares, Company Options and/or Company Warrants pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), requesting a hearing (the "Hearing") to be held by the California Commissioner of Corporations (the "California Commissioner") to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder ("California Securities Law"). Each of the Company and Parent shall use its diligent efforts to cause the Permit Application and the Hearing Notice to comply with all requirements of applicable Law (including federal and state securities Laws and the Code and regulations promulgated thereunder). Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application or the Hearing Notice, or in any amendments or supplements thereto, and to cause its counsel and accountants to cooperate with the other's counsel and accountants in the preparation of the Permit Application and the Hearing Notice. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Hearing Notice or the Informational Documents, the Company and Parent shall cooperate in delivering any such amendment or supplement to all the holders of the Company Shares, Company Options and/or Company Warrants and/or in filing any such amendment or supplement with the

                                      58.

California Commissioner or its staff and/or any other Government officials to the extent required by applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in any additional informational disclosures and documentation ("Informational Documents") provided to its stockholders any information with respect to Parent or its affiliates or associates unless the form and content of such information has been approved by Parent prior to such inclusion; provided, however, that Parent shall not delay, condition or withhold approval of any information required to be included by federal or state Law or the California Commissioner.

            (b) Permit. Each of Parent and the Company shall use its diligent efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, and in any event within thirty (30) days after the date hereof, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Parent Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the "Permit"). The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other Government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.

            (c) Hearing Notice. As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of Company Shares, Company Options and/or Company Warrants, as applicable, entitled to receive such notice under California Securities Law. The Company shall not, and shall prohibit the Preferred Stockholders from, directly or indirectly, soliciting the vote of any holder of Company Shares, Company Options and/or Company Warrants in connection with the Merger in violation of any applicable federal or state securities Laws.

            (d) Amendment of Hearing Materials. Each of the Company and Parent shall use its diligent efforts to cause the information relating to the Company and Parent included in the Hearing Notice and the Permit Application and any Informational Documents to not, at the time the Hearing Notice is delivered to holders of the Company Shares and/or Company Options and/or Company Warrants, at the time the Informational Documents are delivered to holders of the Company Shares and/or Company Options and/or Company Warrants and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or any Informational Documents, in order to make the statements contained or incorporated by reference therein not misleading or to

                                      59.

comply with applicable Law. The Company and Parent shall cooperate in delivering any such amendment or supplement to all the holders of the Company Shares, Company Options and/or Company Warrants, as applicable, and/or in filing any such amendment or supplement with the California Commissioner or its staff and/or any other Government officials to the extent required by applicable Law.

            (e) Restrictive Legends. Parent will be authorized to give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act. In addition, Parent may cause to be placed on the certificates representing Parent Common Stock issued pursuant to the Merger to all Company Stockholders such legends, if any, as are necessary to comply with applicable federal and state securities Laws.

      7.3 Alternatives to Fairness Hearing. In the event that the Permit has not been obtained by December 1, 2004 (the "Permit Deadline"), then Parent may elect by written notice to the Representatives given within five (5) days thereafter to either:

            (a) issue the Stock Merger Consideration in a transaction exempt from registration under the Securities Act under Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities Laws. If the Stock Merger Consideration issued pursuant to Section 4(2) and/or Regulation D, the Parent Common Stock received in the Merger may not be reoffered or resold other than pursuant to the registration requirements of the Securities Act or an exemption therefrom. The certificates representing such Parent Common Stock shall, if issued pursuant to Section 4(2) and/or Regulation D, be legended to the effect described above and shall include such additional legends as necessary to comply with all applicable federal and state securities Laws, and such other restrictions as shall be deemed necessary and appropriate by Parent. If Parent issues the Stock Merger Consideration pursuant to Section 4(2) and/or Regulation D, then Parent agrees to prepare and file as soon as practicable and in any event within ten (10) days following the Closing a registration statement on Form S-3 with the SEC covering the resale under the Securities Act of such Parent Common Stock received by the Preferred Stockholders in the Merger (the "Resale Registration Statement"). Parent shall use its diligent efforts to cause the Resale Registration Statement to become effective as promptly as practicable after filing and to keep it continuously effective, subject to customary and reasonable suspension or deferral periods, for a period of one year after the Closing Dates. In the event of the issuance of the Stock Merger Consideration pursuant to Section 4(2) and/or Regulation D, Parent may also request that the Preferred Stockholders make such investment representations to Parent as may reasonably be requested by Parent.

            (b) not issue the Stock Merger Consideration at the Effective Time and instead pay all of the Merger Consideration in cash at the Effective Time in accordance with the

                                      60.

last sentence of Section 1.4(a). Such alternative transaction is sometimes referred to in this Agreement as the "Cash Transaction";

provided, however, that the Preferred Stockholders shall have the right to extend the Permit Deadline by one period of ten (10) days by giving written notice (from the Representatives) to Parent on or before December 1, 2004. In the event such notice is given to Parent and the Permit is not obtained by the end of such ten-day period, Parent shall be required to make the election described above no later than five (5) days after the end of such ten-day period.

      7.4 Certain Tax Matters.

            (a) All transfer, documentary, sales, use, stamp and other such Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Preferred Stockholders when due, and the Preferred Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

            (b) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for any Taxable year or period ending on or before the Closing Date that are filed after the Closing Date. Such Tax Returns for the Company shall be prepared in a manner consistent with past Tax accounting practices, unless such past practices are no longer permissible under the applicable Tax Law. Parent shall permit the Preferred Stockholders to review and comment on all such Tax Returns prior to filing, and Richard Mace, the President of the Company post-Closing, shall sign the Tax Returns. All Taxes payable with respect to these Tax Returns shall be borne by the Preferred Stockholders except to the extent and in such amount as such Taxes are reflected on the Statement of Working Capital as finalized in accordance with Section 1.7 and, to the extent the Preferred Stockholders have any liability for any such Taxes, Parent shall seek recovery first against Escrow Funds in accordance with the Escrow Agreement and then against the Preferred Stockholders.

            (c) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Period"). Such Tax Returns for the Company shall be prepared in a manner consistent with past Tax accounting practices, unless such past practices are no longer permissible under the applicable Tax Law. Parent shall permit the Preferred Stockholders to review and comment on all such Tax Returns prior to filing. All Taxes payable with respect to these Tax Returns to the extent and in such amount as such Taxes are reflected on the Statement of Working Capital as finalized in accordance with
Section 1.7 shall be borne by the Surviving Corporation and otherwise by the Preferred Stockholders and, to the extent the Preferred Stockholders have any liability for any such Taxes, Parent shall seek recovery first against Escrow Funds in accordance with the Escrow Agreement and then against the Preferred Stockholders. For the purposes of this Section 7.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall
(i) in the case of any Taxes other than Taxes imposed upon or related to

                                      61.

income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begin before and end after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 7.4 shall be made in a manner consistent with the prior practice of the Company, except for changes required by Law or fact.

            (d) Parent and the Preferred Stockholders agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Parent and the Preferred Stockholders shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section
7.4. Any Tax audit or proceeding of any Acquired Company for periods ending on or before or including the Closing Date shall be deemed a Parent Third Person Claim under Section 9.5.

            (e) Each of the Parties agree to use their diligent efforts to minimize the potential that any transfer, documentary, sales, use, stamp or other similar Taxes would become payable as a result of the consummation of the transactions contemplated hereby.

            (f) The Preferred Stockholders shall have no obligation under this Agreement or the Escrow Agreement for any Taxes arising from an election under
Section 338 of the Code, or any comparable election under state or local law filed by Parent or its affiliates.

            (g) The Company shall, as a condition to the consummation of the Merger, prepare or cause to be prepared, and file or cause to be filed, all Forms 5471 and 926 that it is required to file under the Code and all United States Tax forms relating to the royalty payment made by the Company or Steleus Inc. to Steleus SAS during 2002. The Company shall provide Parent with a true, complete and accurate copy of each such Tax form promptly after filing.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment or waiver by the Company and the Parent at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The Company shall have received the Company Stockholder Approval at or prior to the Effective Time which shall be in full force and effect.

            (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or

                                      62.

enforced by any court or other Government authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

            (c) Governmental Approvals. All consents as set forth on Schedule 2.4(c) of any Government authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

            (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such DOJ or FTC, as the case may be.

            (e) Permit. Unless the Parties proceed under Section 7.3, the California Commissioner shall have issued the Permit and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued, and no proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California.

      8.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

            (a) Performance of Obligations; Representations and Warranties. Parent shall have performed in all material respects each of its agreements contained in this Agreement and the Escrow Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of Parent contained in this Agreement that is qualified by materiality, Parent Material Adverse Effect or Parent Material Adverse Change shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), except as contemplated or permitted by this Agreement, and the Company shall have received a certificate, dated the Closing Date, from Parent, signed on behalf of Parent, by a duly authorized officer of Parent, to such effect.

            (b) No Parent Material Adverse Change. Since the date of this Agreement, there shall have been no Parent Material Adverse Change, and the Company shall have received a certificate dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent that, to the knowledge of such officers, there has been no Parent Material Adverse Change.

                                      63.

            (c) Required Consents. All material consents and approvals relating to Parent required to be obtained by Government authorities prior to the Closing in connection with the transaction contemplated hereby shall have been obtained and be in full force and effect, and copies thereof shall have been delivered to the Company.

            (d) Secretary Certificate. The Company shall have received certificates executed by the Secretary of each of Parent and Acquisition Subsidiary certifying:

                  (i) resolutions duly adopted by the Board of Directors of each entity authorizing the execution of this Agreement and the Escrow Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby or thereby; and

                  (ii) the incumbency of the officers of each entity executing this Agreement and the Escrow Agreement and all agreements and documents contemplated hereby or thereby.

            (e) Deliveries. Parent shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.10 or otherwise hereunder, and such other customary documents, instruments or certificates as shall be reasonably requested by the Company and as shall be consistent with the terms of this Agreement.

            (f) Parent Common Stock and Nasdaq Notification. Unless the Parties proceed under Section 7.3, the Parent Common Stock to be issued in connection with the Merger shall have been authorized for trading on the Nasdaq National Market and, if required by the rules of The Nasdaq Stock Market, Inc., Parent shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form:
Listing of Additional Shares with respect to the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

      8.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

            (a) Performance of Obligations; Representations and Warranties. Each of the Parties hereto other than Parent or Acquisition Subsidiary shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of each of such other Parties hereto contained in this Agreement that is qualified by materiality, Company Material Adverse Change or Company Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case, except as contemplated or permitted by this Agreement, and Parent shall have received certificates, dated the Closing

                                      64.

Date, from each of such other Parties hereto, signed on behalf of each such other Party, by a duly authorized officer of such other Party, to such effect.

            (b) No Company Material Adverse Change. Since the date of this Agreement, there shall have been no Company Material Adverse Change, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company that, to the knowledge of such officers, there has been no Company Material Adverse Change.

            (c) Required Consents. All consents and approvals relating to any Acquired Company required to be obtained from Government authorities and from third parties under Contracts, including but not limited to those consents listed and described on Schedule 2.13 shall have been obtained on terms and conditions reasonably acceptable to Parent and be in full force and effect. Parent shall have received a copy of all such consents and approvals. Parent shall have received all consents and approvals listed and described on Schedule 4.1(i) which shall be in full force and effect.

            (d) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government authority, and there shall not be instituted, pending or threatened any action or proceeding by any other Person, domestic or foreign, before any Government authority, mediator or arbitrator, which is reasonably likely to be determined adversely to Parent or Acquisition Subsidiary, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of the Acquired Companies, taken as a whole, or of Parent or Acquisition Subsidiary or any of their affiliates, or to compel Parent or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of the Acquired Companies, or of Parent or Acquisition Subsidiary or any of their affiliates, (iii) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of the Company, including, without limitation, the right to vote the shares of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of such stock, (iv) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their affiliates of the shares of stock of the Company, or (v) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

            (e) Appraisal Rights. The Company shall not have received notice of demand for appraisal of Company Shares from holders of more than eleven percent (11%) of Company Shares calculated on an "as if converted to common" basis. The applicable time period under Section 623 of the NYBCL for holders of the Company Shares to demand the appraisal of such holders' Company Shares shall have expired.

            (f) Releases. Each of the Preferred Stockholders shall have executed a Release, and all such Releases shall remain in full force and effect.

                                      65.

            (g) Audited Financial Statements. The audited consolidated balance sheet of the Acquired Companies as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto, shall not differ in any material respect from the unaudited consolidated balance sheet of the Company as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto.

            (h) Key Employees. The employees listed on Schedule 2.34: (i) shall have agreed to the terms and conditions of an Offer Letter, dated as of the date of this Agreement, in form and substance acceptable to Parent, to be effective at the Effective Time, and (ii) shall be bound by the terms of such Offer Letter on the Closing Date, which Offer Letter shall be in full force and effect; and at least eleven (11) of the thirteen (13) employees listed on Schedule 8.3(h) including all of the members of Senior Management, shall be employed by the Acquired Companies on the Closing Date, other than where such employee is no longer employed by the Company due to death or total disability.

            (i) End User Licenses. The Company shall have delivered evidence reasonably satisfactory to Parent demonstrating that the End User Licenses have been obtained

            (j) Secretary Certificate. Parent shall have received certificates executed by the Secretary of the Company certifying:

                  (i) resolutions duly adopted by the Board of Directors of the Company and by the Stockholders of the Company authorizing the execution of this Agreement and the Escrow Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby and thereby; and

                  (ii) the incumbency of the officers of each entity executing this Agreement and the Escrow Agreement and all agreements and documents contemplated hereby and thereby.

            (k) Deliveries. The Company shall have made and tendered, or caused to be made and tendered, delivery of all of the items required under Section 1.9 or otherwise hereunder at or prior to Closing and such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Indemnification of Parent.

            (a) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article IX, each of Parent and the Surviving Corporation, and the directors, officers, successors, assigns, and agents of each of them (collectively, the "Parent Indemnified Persons"), shall be indemnified and held harmless by the Preferred Stockholders on the terms and conditions provided in this Article IX, from and against and in respect of any and all loss, liability, claim, damage, expense or diminution of value, whether or not involving a Parent Third Person Claim (as hereinafter defined) ("Losses"), plus costs of investigation and

                                      66.

defense and reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement or the Escrow Agreement, plus interest (collectively, "Indemnified Losses") incurred or to be incurred by any of them resulting from, arising out of, or directly or indirectly connected or related to:

                  (i) any breach or violation of any of the Company's representations and warranties or of the Company's covenants or agreements contained in this Agreement or any document delivered pursuant hereto, including the provisions of this Article IX, except that Indemnified Losses arising solely as a result of a breach after the Effective Time by the Surviving Corporation of an agreement or covenant of the Company under this Agreement shall not be covered by this indemnity, unless such breach is caused in whole or in part by actions or inactions of the Company's Stockholders or the Company occurring prior to the Effective Time;

                  (ii) any Action or threatened Action against the Company, whether arising prior to or after the Effective Time, by any Stockholder of the Company concerning the exercise or threatened exercise of Dissenter's Rights or which seeks to challenge, enjoin, prevent, obtain damages as a result of or otherwise delay or frustrate this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or which relates to or arises out of any event, fact or circumstance existing prior to the Effective Time, including, without limitation the Indemnified Losses incurred by the Company, Parent or the Acquisition Subsidiary in connection with the defense, settlement or other resolution thereof; or

                  (iii) all transfer, documentary, sales, use, stamp and other similar Taxes and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) that are incurred or become payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

            (b) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article IX, each Preferred Stockholder will severally, and not jointly and severally, indemnify and hold harmless the Parent Indemnified Persons against and in respect of any and all Indemnified Losses arising from any breach of (i) any of the representations and warranties made by such Preferred Stockholder in this Agreement or in any Letter of Transmittal executed by such Preferred Stockholder or any document delivered pursuant hereto; or (ii) any breach or violation by such Preferred Stockholder of the covenants made in this Agreement or the Escrow Agreement by such Preferred Stockholder or in any Letter of Transmittal executed by such Preferred Stockholder.

            (c) No information or knowledge acquired, or investigations conducted, by Parent or its representatives (whether conducted or acquired prior to the date hereof or between the date hereof and the Closing Date) of any Acquired Company or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any right of Parent or any Parent Indemnified Person to assert a claim for indemnification under this Agreement or the Escrow Agreement.

            (d) Each of the Company, Parent and each Parent affiliate shall be indemnified and held harmless by the Preferred Stockholders on the terms and conditions

                                      67.

provided in this Article IX from any Acquired Company's Taxes or its liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others, including, but not limited to, the Preferred Stockholders or Indemnified Losses payable with respect to Taxes claimed or assessed against any Acquired Company (i) for any Taxable period (or portion thereof) ending on or before the Closing Date or as a result of this transaction (except to the extent and in such amount as such Taxes are reflected on the Statement of Working Capital as finalized in accordance with Section 1.7) or (ii) for any Taxable period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 2.8 and 7.4. Parent shall also be indemnified and held harmless from and against all Indemnified Losses sustained in a Taxable period of the Company ending after the Closing Date arising out of the settlement or other resolution (without the written consent of Parent) of a proposed Tax adjustment that relates to a Taxable period ending on or before the Closing Date; provided however Taxes arising as a result of this transaction shall not include any post-Closing Tax liability of Parent or any Acquired Company payable with respect to taxable income in excess of the Acquired Companies' annual limitations under Sections 382 and 383 of the Code, which limitations resulted from the Merger.

      9.2 Survival. The respective representations and warranties made in Articles II and III and the covenants and agreements contained in this Agreement, and all rights to indemnification (including, without limitation, all rights to indemnification with respect to fraudulent misrepresentations; fraudulent warranties; willful breaches of representations or warranties; or fraudulent or willful breaches of covenants or agreements) as contemplated by Sections 9.1(a) and 9.1(b) shall survive the Closing Date but, anything to the contrary herein notwithstanding, expire at 11:59 p.m. on such date which is thirteen (13) months following the Closing Date except (i) with respect to a claim made pursuant to Section 9.5 or Section 9.6 (or otherwise under the Escrow Agreement) prior to such date, (ii) that the representations and warranties under Section 2.8 and the covenants and agreements under Section 7.4 and all rights to indemnification with respect thereto as contemplated by Section 9.1(d) shall expire at 11:59 p.m. on such date which is thirty-six (36) months following the Closing Date (except with respect to a claims made pursuant to Sections 9.5 or 9.6 prior to that date). The representations and warranties made by Parent in Article IV, and all rights to indemnification with respect thereto shall survive the Closing Date but, anything to the contrary herein notwithstanding, expire at 11:59 p.m. on such date which is six (6) months following the Closing Date except with respect to a claim made prior to such date.

      9.3 Limitations.

            (a) The Parent Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(a), 9.1(b) and 9.1(d) for breaches of the Company's or any Preferred Stockholder's representations and warranties made in Articles II or III and for breaches of the Preferred Stockholders' covenants contained in Section 7.4, until Indemnified Losses exceed $580,000 in the aggregate (at which point the Preferred Stockholders, subject to the terms and conditions provided in this Article IX will be obligated to indemnify the Parent Indemnified Persons from and against all Indemnified Losses relating back to the first dollar).

            (b) Except as provided in Section 9.3(g), the Parent Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Sections 9.1(a), 9.1(b) and 9.1(d)

                                      68.

to the extent such Indemnified Losses exceed $8,700,000.

            (c) The Parent Indemnified Persons shall be entitled to indemnification for Indemnified Losses from a Preferred Stockholder, severally, and not jointly and severally, under Section 9.1(b)(ii) from the first dollar of Indemnified Loss relating to the exercise or threatened exercise of Dissenters' Rights.

            (d) All materiality qualifications contained in an Acquired Company's representations and warranties in this Agreement or any document delivered pursuant hereto, including without limitation the terms "Company Material Adverse Effect" and "Company Material Adverse Change," shall be taken into account under this Article IX solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, with respect to any representation or warranty that is breached, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any Indemnified Losses resulting from any such breach or violation and for the purpose of determining whether the $580,000 threshold under Section 9.3(a) has been exceeded.

            (e) With respect to any claim for any breach of a representation and warranty in Section 2.28 or Section 2.29, Indemnified Losses shall not include losses and expenses that in the aggregate are less than the threshold dollar amounts (i.e., $200,000 in each such instance) set forth in Section 2.28 and
Section 2.29. Without limiting the foregoing, the thresholds shall neither be considered materiality qualifications for purposes of Section 9.3(d) nor in any event shall any losses or expenses up to such aggregate threshold amounts be applied against the $580,000 threshold amount set forth in Section 9.3(a).

            (f) Notwithstanding any other term or condition of this Agreement to the contrary, no Preferred Stockholder shall be required to indemnify Parent Indemnified Persons under this Article IX to the extent Indemnified Losses exceed the aggregate amount of Merger Consideration paid or payable to such Stockholder. For such purpose the Stock Merger Consideration received by a Preferred Stockholder shall be valued at an amount equal to the number of shares comprising such Stock Merger Consideration multiplied by the Closing Stock Price.

            (g) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 9.3(f), the limitations contained in this
Section 9.3 shall not apply in any respect for Indemnified Losses arising, directly or indirectly, out of fraudulent misrepresentations; fraudulent warranties; willful breaches of representations or warranties; or fraudulent or willful breaches of covenants or agreements, and in each case the indemnity obligations related thereto. Without limiting the generality of the foregoing, in no instance shall any such Indemnified Losses be included for purposes of crediting such Indemnified Losses against the $8,700,000 limitation in Section 9.3(b).

            (h) Notwithstanding anything herein to the contrary but subject to
Section 9.3(f) and for purposes of clarification, it is understood that if, as a result of Parent Indemnified Losses subject to Section 9.3(g) ("Special Losses"), there are insufficient remaining unclaimed Escrow Funds to fully indemnify the Parent Indemnified Parties for any Indemnified Losses

                                      69.

which are not subject to Section 9.3(g) ("Regular Losses"), the Preferred Stockholders will be severally, and not jointly and severally, liable for (and the $8,700,000 limitation in Section 9.3(b) shall not be deemed to limit the recovery of) such Regular Losses in an amount equal to the lesser of (i) the amount of Special Losses previously paid out of the Escrow or (ii) the excess of such Regular Losses over the amount of the remaining unclaimed Escrow Funds.

            (i) Notwithstanding anything herein to the contract by subject to
Section 9.3(f) and for purposes of clarification, it is understood that if, after the release of all Escrow Funds, there are Parent Indemnified Losses for which Parent is entitled to indemnification under Section 9.1(d), the Preferred Stockholders will be severally, and not jointly and severally, liable for such Indemnified Losses in an amount of up to $8,700,000 less all other Regular Losses previously paid to Parent Indemnified Parties.

            (j) Parent Indemnified Losses shall be reduced by the amount of any insurance proceeds actually received by Parent Indemnified Persons or the Surviving Corporation as compensation for such Parent Indemnified Losses under any insurance policy listed on Schedule 2.16 which is an "occurrence-based" policy and for which all premiums and other costs have been paid prior to the Effective Time; provided, however, that Parent may in its reasonable discretion determine whether to submit any such claim under any such insurance coverage and that such proceeds shall be deemed reduced by the costs to Parent of making any such insurance claim and recovering any such insurance proceeds.

            (k) Notwithstanding any other term or condition of this Agreement, Parent Indemnified Persons shall not be entitled to indemnification for Indemnified Losses to the extent and in such amount as Indemnified Losses are reflected on the Statement of Working Capital as finalized in accordance with
Section 1.7.

      9.4 Indemnification of Stockholders.

            (a) Pursuant to this Agreement, Parent shall indemnify and hold harmless each Preferred Stockholder and its directors, officers, members, managers, partners, successors, assigns and agents (collectively, the "Stockholder Indemnified Persons") from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from, arising out of, or directly or indirectly connected or related to any breach or violation of any of the Parent's representations, warranties, covenants or agreements contained in this Agreement or in the Escrow Agreement delivered pursuant hereto, including the provisions of this Article, except that Indemnified Losses arising solely as a result of a breach prior to the Effective Time by the Company or the Stockholder Indemnified Persons shall not be covered by this indemnity.

            (b) The Stockholder Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.4(a) for breaches of the representations and warranties made in Article IV until Indemnified Losses exceed $580,000 in the aggregate (at which point the Parent will be obligated to indemnify the Stockholder Indemnified Persons from and against all Indemnified Losses relating back to the first dollar).

            (c) Except as provided in Section 9.4(d), the Stockholder Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under this Section 9.4 to the

                                      70.

extent such Indemnified Losses exceed $4,095,000 in the aggregate.

            (d) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 9.4(c), the limitations contained in Sections 9.4(b) and (c) shall not apply in any respect in the event of Indemnified Losses arising, directly or indirectly, out of fraudulent misrepresentations; fraudulent warranties; willful breaches of representations or warranties; or fraudulent or willful breaches of covenants or agreements, and in each case the indemnity obligations related thereto. Without limiting the generality of the foregoing, in no instance shall any such Indemnified Losses be included for purposes of crediting such Indemnified Losses against the $4,095,000 limitation in Section 9.4(c).

      9.5 Notice of Claim; Satisfaction of Claim. In the event that a party seeking indemnification (an "Indemnified Party") seeks indemnification hereunder or under the Escrow Agreement at any time, such Indemnified Party shall give written notice to the Representatives and otherwise to the Person from whom such indemnity is sought (in all cases, an "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay or cause to be paid the amount of any undisputed, valid and determinable claim not more than twenty (20) calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within fourteen (14) calendar days after the Indemnifying Party receives notice from the Indemnified Party of such claim and the amount thereof, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives the notice of dispute, then any of such parties can sue the other allegedly liable parties in a court of competent jurisdiction in accordance with Section 11.10. The Parties shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to such claim, subject to reasonable protection of attorney client and attorney work product privileges.

      9.6 Right to Contest Claims of Third Persons(a) .

            (a) If an Indemnified Party believes that it is entitled to indemnification because of a claim (a "Third Person Claim") asserted by any claimant other than an Indemnified Party (a "Third Person"), the Indemnified Party shall give the Indemnifying Party or Parties prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified in respect of Third Person Claims for which such notice is required shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Indemnifying Party or Parties from whom such indemnity is sought is prejudiced thereby.

            (b) If with respect to a Third Person Claim (including, without limitation, any exercise of Dissenter's Rights by a Stockholder of the Company) for which a Parent Indemnified Person seeks recovery of Indemnified Losses in an amount which is less than the remaining amount of Escrow Funds which do not represent Claimed Amounts (as defined in the Escrow

                                      71.

Agreement) or Disputed Amounts (hereinafter referred to as a "Parent Special Third Person Claim"), then the Representatives (or the Preferred Stockholder with respect to an Excluded Matter) shall have the right, upon written notice to the Parent Indemnified Party, to assume the defense, prosecution, settlement or compromise of such Parent Special Third Person Claim; provided that the Representatives, on behalf of the Indemnifying Party or Parties (or the Preferred Stockholder with respect to an Excluded Matter) have unconditionally acknowledged to Parent in writing the obligation of the Indemnifying Party or Parties to indemnify the Persons to be indemnified hereunder with respect to such Parent Special Third Person Claim. Thereafter, Parent may participate in (but not control) the defense of any Parent Special Third Person Claim with its own counsel at its own expense; provided, however, that if separate representation of the Parent Indemnified Party in connection with any such Parent Special Third Person Claim is necessary to avoid a conflict of interest, such representation shall be at the expense of the Indemnifying Party or Parties; provided further, that if injunctive relief is being sought by the Third Person against the Parent Indemnified Party in connection with such Parent Special Third Person Claim, then that portion of the Parent Special Third Person Claim for which injunctive relief is being sought shall, at the option of Parent, be controlled by Parent at the expense of the Indemnifying Party or Parties. To the extent the proposed settlement of any Parent Special Third Person Claim involves amounts in excess of the Escrow Funds which do not represent Claimed Amounts or Disputed Amounts or otherwise does not provide the Parent Indemnified Party with a complete release with respect to such matter and does not otherwise restrict the ownership and operation of the Acquired Companies' assets and businesses, such settlement shall be subject to the written consent of Parent. The failure of the Representatives, on behalf of the Indemnifying Party or Parties (or the Preferred Stockholder with respect to an Excluded Matter) to respond in writing to the aforesaid notice of the Parent Indemnified Party with respect to any Parent Special Third Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If the Representatives, on behalf of the Indemnifying Party or Parties (or the Preferred Stockholder with respect to an Excluded Matter) do not so acknowledge the obligation of the Indemnifying Party or Parties to indemnify and assume the defense of any such Parent Special Third Person Claim in the manner set forth above, and with respect to all Parent Third Person Claims which are not Parent Special Third Person Claims, (i) Parent may assume and control the defense of such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim on such terms as Parent may deem appropriate, after, with respect to Parent Special Third Person Claims only, first giving notice of the proposed terms of any such settlement to the Representatives (or the Preferred Stockholder with respect to an Excluded Matter) and providing the Representatives (or the Preferred Stockholder with respect to an Excluded Matter) with an opportunity to assume at that time the defense of the same by providing the unconditional acknowledgment and reimbursement described above, and, subject to the procedures set forth in
Section 9.5, the applicable Indemnifying Party or Parties shall be responsible for paying the full amount of the costs of defense for any Parent Third Person Claim or Parent Special Third Person Claim, and (ii) the Representatives (or the Preferred Stockholder with respect to an Excluded Matter) or the Indemnifying Party or Parties may participate in (but not control) the defense of such action, with its own counsel at its own expense.

            (c) If with respect to a Third Person Claim for which a Stockholder Indemnified Person seeks recovery of Indemnified Losses, then the Parent on behalf of itself and/or the Surviving Corporation shall have the right, upon written notice to the Stockholder Indemnified Party, to assume the defense, prosecution, settlement or compromise of such Third

                                      72.

Person Claim; provided that the Parent has unconditionally acknowledged to the Stockholder Indemnified Party in writing the obligation of the Parent to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim. Thereafter, the Stockholder Indemnified Party may participate in (but not control) the defense of such Third Person Claim with its own counsel at its own expense; provided, however, that if separate representation of the Stockholder Indemnified Party in connection with any such Third Person Claim is necessary to avoid a conflict of interest, such representation shall be at the expense of the Parent; provided further, that if injunctive relief is being sought by the Third Person against the Stockholder Indemnified Party in connection with such Third Person Claim, then that portion of the Third Person Claim for which injunctive relief is being sought shall, at the option of the Stockholder Indemnified Party, be controlled by the Stockholder Indemnified Party at the expense of the Parent. To the extent the proposed settlement of any such Third Person Claim does not provide the Stockholder Indemnified Party with a complete release with respect to such matter, such settlement shall be subject to the written consent of the Stockholder Indemnified Party. The failure of the Parent to respond in writing to the aforesaid notice of the Stockholder Indemnified Party with respect to any such Third Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. The failure of Parent to respond in writing to the aforesaid notice of the Stockholder Indemnified Party with respect to any such Third Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If Parent does not so acknowledge the obligation to indemnify and assume the defense of any such Third Person Claim in the manner set forth above
(i) the Stockholder Indemnified Party may assume and control the defense of such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim on such terms as the Stockholder Indemnified Party may deem appropriate, after first giving notice of the proposed terms of any such settlement to Parent and providing Parent with an opportunity to assume at that time the defense of the same by providing the unconditional acknowledgment and reimbursement described above, and, subject to the procedures set forth in
Section 9.5, Parent shall be responsible for paying the full amount of the costs of defense for any such Third Person Claim, and (ii) the Stockholder Indemnified Party may participate in (but not control) the defense of such action, with its own counsel at its own expense.

      9.7 Dispute Concerning Defense of Third Person Claims. If any party seeks to question the manner in which a defense of a Third Person Claim was provided under this Agreement or the amount or nature of settlement of a Third Person Claim, the Representatives (or the Preferred Stockholder with respect to an Excluded Matter) or the Parent, as applicable (i.e., the challenging Party), shall have the burden to prove by clear and convincing evidence that conduct of the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The parties to this Agreement shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to any Third Person Claim, subject to reasonable protection of attorney client and attorney work product privileges, and shall cooperate in the defense thereof.

      9.8 Recovery Against Escrow Funds First(a) .

            (a) To the extent that at any time there are unclaimed amounts remaining in the Escrow, the Parent Indemnified Persons shall seek payment for Indemnified Losses under this Article IX first from the Escrow Funds in accordance with this Agreement and the Escrow

                                      73.

Agreement (other than, if Parent so elects in its sole discretion, for Indemnified Losses arising under Section 9.1(b)). To the extent that at any time there are insufficient unclaimed amounts remaining in the Escrow or in the event and to the extent that any portion of the Escrow Agreement is deemed invalid or unenforceable, then the Preferred Stockholders shall in all cases be severally, and not jointly and severally, liable for any indemnification obligations to Parent Indemnified Parties under this Article IX. In the event that a Parent Indemnified Person in its sole discretion elects to seek to satisfy a claim for indemnification under Section 9.1(b) directly against an allegedly breaching Preferred Stockholder, following such election the Parent Indemnified Person may elect not to pursue such direct claim and instead seek to satisfy all or any portion of such claim from the Escrow Funds.

            (b) In all instances under this Agreement and other than as provided in Section 9.1(b), in the case of Parent Indemnified Losses not recovered from the Escrow Funds, the Preferred Stockholders shall severally, and not jointly and severally, indemnify and hold harmless each of the Parent Indemnified Person from and against, and each Preferred Stockholder shall thereby waive any claim for contribution or indemnity from any of the Parent Indemnified Persons in the manner provided in this Section 9.8(b). The Restated Certificate of Incorporation of the Company filed February 18, 2004, established an order of priority for distributions of Merger Consideration to the holders of each series of Preferred Stock (the "Priority Order"). The Parent Indemnified Persons shall make claims for Indemnified Losses not recovered from Escrow Funds against the Preferred Stockholders in inverse Priority Order, so each Preferred Stockholder bears liability for such Indemnified Losses based on the Pro Rata Portion determined on a group-by-group basis (i.e. Series A-F Company Preferred Stock, Series G Company Preferred Stock and Series H Company Preferred Stock) with respect to each such group of Company Preferred Stock. To the extent a Preferred Stockholder in a particular series or group is unable or unwilling to pay all or any portion of its liability, as determined in good faith by Parent in its reasonable discretion, then the other Preferred Stockholders in such group or series shall satisfy the entire amount of such deficiency based on their Pro Rata Portions (excluding from such calculation the Pro Rata Portion of such non-paying Preferred Stockholder, i.e. not including the non-paying Preferred Stockholder's Initial Merger Consideration with respect to the relevant Company Preferred Stock in the numerator and denominator of the applicable Pro Rata Portions calculations) and to the extent any deficiency remains then Parent Indemnified Persons shall be entitled to recover the entire amount of such deficiency from the senior groups or series of Preferred Stockholders in the Priority Order. Nothing in this Article IX shall be deemed to limit the Parent Indemnified Persons' right to a full recovery of all Indemnified Losses from the Preferred Stockholders, subject to Section 9.3, to the extent Parent Indemnified Persons are entitled to seek recovery of Indemnified Losses from the Preferred Stockholders in accordance with this Section 9.8(b). For purposes of this Agreement, the term "Pro Rata Portion" means with respect to a Preferred Stockholder, the percentage of Initial Merger Consideration such Preferred Stockholder is entitled to receive hereunder in respect of a particular group or series (i.e. Series A-F Company Preferred Stock, Series G Company Preferred Stock and Series H Company Preferred Stock) of Company Preferred Stock as set forth below:

                  (i) Series A-F Company Preferred Stock

                                      74.

               PREFERRED STOCKHOLDER                                 PRO RATA PORTION
-----------------------------------------------------                ----------------
Strategic Partners, Inc.                                                   2.62%
Software Consolidations, Inc.                                             36.60%
The Beacon Group III  - Focus Value Fund, L.P.                            43.67%
JAFCO Co., Ltd.                                                            3.42%
U.S. Information Technology Investment Partnership                        11.61%
U.S. Information Technology No. 2 Investment Enterprise
Partnership                                                                2.08%

                  (ii) Series G Company Preferred Stock

               PREFERRED STOCKHOLDER                                 PRO RATA PORTION
-----------------------------------------------------                ----------------
Software Consolidations, Inc.                                               12.50%
The Beacon Group III  - Focus Value Fund, L.P.                              12.50%
BancBoston Investments, Inc.                                                37.50%
GMT Communications Partners II, L.P.                                        34.34%
GMT Communications Partners (Holland) II, L.P.                               2.57%
GMT Communications Partners (Executive Fund) II, L.P.                        0.59%

                  (iii) Series H Company Preferred Stock

               PREFERRED STOCKHOLDER                                 PRO RATA PORTION
-----------------------------------------------------                ----------------
Software Consolidations, Inc.                                              36.96%
The Beacon Group III  - Focus Value Fund, L.P.                             28.01%
BancBoston Investments, Inc.                                               17.51%
GMT Communications Partners II, L.P.                                       16.04%
GMT Communications Partners (Holland) II, L.P.                              1.20%
GMT Communications Partners (Executive Fund) II, L.P.                       0.28%

            (c) By way of example only for purposes of illustrating the application of the Priority Order, if after full release of the Escrow in the amount of $8.7 million, the Parent Indemnified Persons have a valid claim against the Preferred Stockholders for $5,000,000 of Indemnified Losses under
Section 9.1(d) (Taxes), then:

                  (i) the Series A-F Preferred Stockholders shall be liable for the Indemnified Losses up to the amount of the Stock Merger Consideration received by each

                                      75.

      of the Series A-F Preferred Stockholders based on each Series A-F Preferred Stockholder's Pro Rata Portion;

                  (ii) in the event any Series A-F Preferred Stockholder is unable or unwilling to pay all or any portion of the amount due by the Series A-F Preferred Stockholder, as determined in good faith by Parent in its reasonable discretion, then, and only then, would the other Series A-F Preferred Stockholders be required to satisfy the amount of the nonpaying Series A-F Preferred Stockholder's deficiency (subject to the limitations set forth in Section 9.3);

                  (iii) to the extent any amount of the Series A-F Preferred Stockholder's deficiency remains, then, and only then, would the Series G Preferred Stockholders be liable for the entire amount of the remaining deficiency based on the Series G Preferred Stockholders' respective Pro Rata Portions (subject to the limitations set forth in Section 9.3);

                  (iv) in the event any Series G Preferred Stockholder is unable or unwilling to pay all or any portion of the amount due by the Series G Preferred Stockholder, as determined in good faith by Parent in its reasonable discretion, then, and only then, would the other Series G Preferred Stockholders be required to satisfy the amount of the nonpaying Series G Preferred Stockholder's deficiency (subject to the limitations set forth in Section 9.3);

                  (v) to the extent any amount of the Series G Preferred Stockholder's deficiency remains, then, and only then, would the Series H Preferred Stockholders be liable for the entire amount of the remaining deficiency based on the Series H Preferred Stockholders' respective Pro Rata Portions (subject to the limitations set forth in Section 9.3); and

                  (vi) in the event any Series H Preferred Stockholder is unable or unwilling to pay all or any portion of the amount due by the Series H Preferred Stockholder, as determined in good faith by Parent in its reasonable discretion, then, and only then, would the other Series H Preferred Stockholders be required to satisfy the amount of the nonpaying Series H Preferred Stockholder's deficiency (subject to the limitations set forth in Section 9.3).

      9.9 Exclusive Remedies. Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in this Article IX, all of which are subject to the terms, limitations, and restrictions of this
Article IX, shall be the exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement, except that the foregoing shall not apply to any remedies for monetary damages that an Indemnified Party may have for fraud or for any willful breach of any provision of this Agreement (subject, however to the restrictions and limitations on such claims contained in Sections 9.2 and 9.3). In addition, such limitations set forth in this Article IX shall not impair the rights of any of the Parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement, including for the provisions of Articles V, VI and VII; or (b)

                                      76.

to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any default or breach of any employment agreement or other agreement to be delivered at or prior to Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in accordance with Section 11.10. Nothing in this Section shall be deemed to limit the application of the limitations contained in Section 9.3 to any claim made by any Parent Indemnified Person against the Preferred Stockholders or the limitations contained in Sections 9.4(b) and (c) to any claim made by any Stockholder Indemnified Person against Parent.

      9.10 Treatment of Indemnification. With respect to any indemnity payment under Section 9.1, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the capital stock of the Company.

      9.11 Post-Closing Access. To the extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation to, afford to the Representatives and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Representatives, reasonable access during normal business hours and upon reasonable prior written notice, to Richard Mace, William Everett and Peter Bundschuh (so long as they are employed by the Surviving Corporation) during the thirteen (13) month period after Closing for the sole purpose of assisting the Representatives in reviewing and responding to any Release Notice (as defined in the Escrow Agreement). The Representatives agree that they shall coordinate their contacts with either Parent's Chief Executive Officer, Chief Financial Officer or General Counsel and shall not contact any of Messrs. Mace, Everett or Bundschuh without first requesting such access from any of the aforementioned officers and receiving written permission to contact the same. Notwithstanding the foregoing, no such assistance shall interfere with the performance by such persons of their duties as employees of Parent, and Parent shall be entitled to require that such persons keep parent fully informed as to their communications with the Representatives regarding any such matters.

      9.12 Release of Escrow Funds. In accordance with the terms and conditions of the Escrow Agreement, on 11:59 p.m. (California time) on the date which is thirteen (13) months following the Closing Date, the entire remaining unclaimed amount held in Escrow shall be released from the Escrow in accordance with the terms and conditions of the Escrow Agreement and subject to a reserve in the amount equal to 120% of all Disputed Amounts (as defined in the Escrow Agreement) outstanding on such date which have not been resolved in accordance with the terms and conditions of the Escrow Agreement and all Claimed Amounts (as defined in the Escrow Agreement) that have not then been paid to Parent or disputed by the Representatives in accordance with the terms and conditions of the Escrow Agreement; provided, however, that any such release of Escrow Funds shall not affect the continuing liability of Preferred Stockholders for certain Indemnified Losses or the survival periods set forth in this Article IX and, provided further, that if as of such final release date there has been no payment of Parent Indemnified Losses under this Agreement and the Escrow Agreement and the amount of 120% of the

                                      77.

aggregate amount of all then pending claims is less than $580,000, all Escrow Funds shall be released on such final release date.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination.

            (a) This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time only as follows:

                  (i) by mutual consent of the Company and Parent;

                  (ii) by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before January 15, 2005, or such other date, if any, as the Company and Parent shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party's failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date; provided further, that if any waiting periods (that prevent consummation of the Merger) imposed by a Government authority have not expired as of the Closing Date, such date shall automatically be extended until two (2) Business Days after such waiting period expires (which shall be in no event later than February 1, 2005);

                  (iii) by Parent if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of the Company or any Preferred Stockholder set forth in this Agreement, or (B) there shall have been a breach in any material respect by the Company or any Preferred Stockholder of any of its covenants or agreements hereunder, and the Company and/or such Preferred Stockholder has not cured such breach within twenty (20) Business Days after notice by Parent thereof, provided that, with respect to clauses (A) and (B) above, Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach or such breach cannot be cured within twenty (20) days following notice from the Company of such breach;

                  (iv) by Parent, at any time after 5:00 p.m. Eastern Standard Time on the date that is fifteen (15) days following the date the California Commissioner issues the Permit or, in the event that the Parties proceed under Section 7.3, no later than fifteen (15) days after Parent notifies the Company of its election to proceed with an alternative transaction, if the Company has not obtained the Company Stockholder Approval by such time and delivered to Parent by such time a copy of such Company Stockholder Approval and a certificate certifying that the same has been obtained;

                  (v) by the Company if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Parent set forth in this Agreement, or (B) there shall have been a breach in any material respect by Parent of any of its covenants or agreements hereunder, and Parent has not cured such breach within twenty (20) Business Days after notice by the Company

                                      78.

      thereof, provided that, with respect to clauses (A) and (B) above, the Company has not materially breached any of its obligations hereunder and failed to timely cure such breach or such breach cannot be cured within twenty (20) days following notice from the Parent of such breach;

                  (vi) by Parent upon the occurrence of any event described in
      Section 8.3(d);

                  (vii) by Parent if the Company suffers a Company Material Adverse Effect or Company Adverse Material Change;

                  (viii) by Parent if (i) the Company shall have breached any of its obligations under Section 5.6 or 5.10 of this Agreement or (ii) the Board of Directors of the Company shall (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquisition Subsidiary (including as a result of the occurrence of an Unknown Event), (B) approve or recommend to the Stockholders of the Company a Company Acquisition Proposal (other than by Parent, Acquisition Subsidiary or their affiliates), (C) approve or recommend that the Stockholders of the Company tender their Company Shares in any tender or exchange offer that is a Company Acquisition Proposal (other than by Parent, Acquisition Subsidiary or their affiliates) or (D) approve a resolution or agree to do any of the foregoing; and

                  (ix) by either Parent or the Company (provided, if it is by the Company such termination must occur prior to the Company obtaining the Company Stockholder Approval) if the Board of Directors of the Company reasonably determines that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(a)(ix) unless and until five (5) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which notice must be delivered in all cases prior to the Company obtaining the Company Stockholder Approval) and during such five (5) Business Day period the Company (A) informs Parent of the terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal and (B) otherwise fully cooperates with the Parent with respect thereto (subject, in the case of this clause (B), to the condition that the Company Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would violate its fiduciary obligations to the Company or the Company's Stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided further, that the Company may not terminate this Agreement pursuant to this Section 10.1(a)(ix) unless at the end of such five (5) Business Day period the Board of Directors of the Company continues reasonably to believe that the Company Acquisition Proposal constitutes a Company Superior Proposal; or

                  (x) by Company, if the Parent suffers a Parent Material Adverse Effect or Parent Adverse Material Change.

                                      79.

            The Party desiring to terminate this Agreement pursuant to the preceding clauses (ii) through (x) shall give written notice of such termination to the other Party in accordance with Section 11.1.

            (b) Procedure Upon Termination. In the event of termination pursuant to this Article X, the Merger shall be abandoned without further action by the Parties hereto, provided that the agreements contained in Sections 5.4, 10.1(b), 10.1(c) and 11.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall use its diligent efforts to return all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

            (c) Breakup Fee. In connection with the negotiation and signing of this Agreement, the Company acknowledges and agrees that Parent, its representatives and advisors have devoted significant time and efforts and have incurred significant expenses in reviewing and analyzing the business, assets and operations of the Company. The Company and Parent further agree that (i) in the event that (A) Parent terminates this Agreement pursuant to Section 10.1(a)(viii), (B) this Agreement is terminated pursuant to Section 10.1(a)(ix),
(C) Parent terminates this Agreement pursuant to Section 10.1(a)(iv) and prior thereto the Company had received a Company Acquisition Proposal, or (D) Parent terminates this Agreement pursuant to Section 10.1(a)(ii), (iii), or (iv) and within twelve (12) months of such termination the Company enters into a definitive acquisition, merger or similar agreement to effect a Company Acquisition Proposal, the Company shall promptly (and in any event within one Business Day after the occurrence giving rise to such payment obligation) pay Parent a fee equal to $2,900,000.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 11.1 for, or such other address as may be designated in writing hereafter by, such Party:

            If to Parent or Acquisition Subsidiary:

            Tekelec
            26580 West Agoura Road
            Calabasas, California  91302
            Attention:  President
            Facsimile No.:(818) 880-0176

            and

                                      80.

            Ronald W. Buckly
            26580 West Agoura Road
            Calabasas, California  91302
            Facsimile No.: (818) 880-0176

            with a copy to:

            Katherine F. Ashton
            Bryan Cave LLP
            120 Broadway
            Suite 300
            Santa Monica, California 90401
            Facsimile: (310) 576-2200

            If to the Company:

            Steleus Group Inc.
            68 Tadmuck Road
            Westford, Massachusetts  01886
            Attention: Chief Executive Officer
            Facsimile: (978) 589-8115

            With a copy to:

            David A. Holstein
            Green & Seifter, Attorneys, PLLC
            One Lincoln Center
            Suite 900
            Syracuse, New York 13202
            Facsimile: (315) 423-2890

            If to the Representatives:

            Software Consolidations, Inc.
            60 State Street
            Suite 700
            Boston Massachusetts  02109
            Attention: President

            and

            The Beacon Group III - Focus Value Fund, L.P.
            1211 Avenue of the Americas
            37th Floor
            New York, New York  10036
            Attention: Managing Director

                                      81.

            and

            GMT Communications Partners II, L.P.
            c/o GMT Communications Partners Limited
            Sackville House
            40 Picadilly
            London, WIJ ODR
            United Kingdom
            Attention: Managing Partner

            If to the Preferred Stockholder:

            Software Consolidations, Inc.
            Strategic Partners, Inc.
            60 State Street
            Suite 700
            Boston Massachusetts  02109
            Attention: President

            and

            The Beacon Group III - Focus Value Fund, L.P.
            1211 Avenue of the Americas
            37th Floor
            New York, New York  10036
            Attention: Managing Director

            and

            GMT Communications Partners II, L.P.
            GMT Communications Partners (Holland) II, L.P.
            GMT Communications Partners (Executive Fund) II, L.P.
            c/o GMT Communications Partners Limited
            Sackville House
            40 Picadilly
            London, WIJ ODR
            United Kingdom
            Attention: Managing Partner

            and

            JAFCO Co., Ltd.
            U.S. Information Technology Investment Enterprise Partnership
            U.S. Information Technology No. 2 Investment Enterprise Partnership c/o JAFCO America Ventures, Inc.

                                      82.

            505 Hamilton Ave.
            Suite 310
            Palo Alto, California  94301
            Attention: President

            and

            BancBoston Investments Inc.
            39 Victoria Street
            Westminster, London
            SW1H OED
            United Kingdom
            Attention: President

      11.2 Entire Agreement. This Agreement, the Confidentiality Agreement, the Voting Agreements, the Escrow Agreement, the Releases and the schedules, exhibits and attachments hereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

      11.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned (by operation of Law or otherwise) by Parent, without the prior written consent of the Preferred Stockholders (which consent shall not be unreasonably withheld), or by the Company, without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary's rights hereunder to any entity which at the time of such transfer and assignment is controlled by Parent, but Parent shall not be relieved of any liability or obligation hereunder as a result of such transfer and assignment.

      11.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company and the Preferred Stockholders. Any amendment or waiver effected in accordance with this Section
11.4 shall be binding upon Parent, the Acquisition Subsidiary, the Company and each of the Preferred Stockholders and the other Stockholders of the Company.

      11.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      11.6 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. The parties hereto

                                      83.

have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words "or", "either" and "any" shall not be exclusive. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government authority and any other entity. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The term "affiliate" shall mean, except to the extent such term is otherwise expressly defined herein, in which case such other definition shall apply to such occurrence, with respect to a Person (a "Specified Person") means any other Person controlling, controlled by or under common control with such Specified Person.

      11.7 Expenses. The Company shall pay all costs and expenses incurred on behalf of the Company and each other Acquired Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Parent or its advisors or representatives or otherwise (collectively, the "Company Transaction Expenses") but only to the extent that such advisors have presented the Company and Parent, on or prior to the second
(2nd) Business Day prior to Closing, with a final bill reflecting all such amounts due and owing. To the extent that the aggregate amount of the Company Transaction expenses exceeds $1,200,000, such amount in excess of $1,200,000 shall reduce the Cash Merger Consideration as provided in Section 1.4. Any such costs and expenses not reflected in the Funds Flow Memorandum shall be deducted from the Escrow and paid to Parent and the Preferred Stockholders agree to take all actions required to cause the Escrow Agent to release such funds from the Escrow Funds. Any such payment from the Escrow Funds shall not, however, be deemed "Indemnified Losses" as defined in Article IX. Parent shall pay all costs and expenses incurred on its behalf and the Acquisition Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys and accountants. All of the costs and expenses incurred in connection with the preparation and filing of the Permit Application, the Hearing Notice and, if applicable, the Resale Registration Statement, including, without limitation, reasonable fees of the Company's counsel and accountants, filing fees relating to the Permit and, if applicable, registration fees associated with the filing of the Resale Registration Statement, shall be the sole cost and expense

                                      84.

of the Parent, provided that in the case of attorneys' and accountants' fees and expenses, the Company provides Parent with reasonably detailed documentation of such fees and expenses. Prior to the Closing, the Company agrees to deliver to Parent (i) a certificate from each service provider listed on Schedule 11.7 hereto stating that such service provider has provided a final bill to the Company and Parent reflecting all amounts payable by the Company to such service provider in connection with and/or as a result of the consummation of the transactions contemplated hereby and (ii) a certificate of the Company certifying that there are no additional Company Transaction Expenses other than those reflected in the Funds Flow Memorandum. For the avoidance of doubt, attached hereto as Exhibit M is a flow of funds memorandum which shall be completed immediately prior to Closing in substantially the form attached hereto (the "Funds Flow Memorandum") reflecting the payment of the Company Transaction Expenses, the deposit of the Escrow Deposit with the Escrow Agent, the payment of the Initial Cash Merger Consideration and the payment of the Cash Retention Bonuses. The Parties agree to cooperate to prepare and deliver the Funds Flow Memorandum immediately prior to the Closing.

      11.8 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

      11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

      11.10 Submission to Jurisdiction; Waivers. Each of the Preferred Stockholders, the Company and Parent irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party or its successors or assigns and determined in the federal courts sitting in the Southern District of New York. Each of the Preferred Stockholders, the Company and Parent, by execution and delivery of this Agreement, hereby expressly and irrevocably consents and submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive personal jurisdiction of the aforesaid courts. Each of the Preferred Stockholders, the Company and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 11.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Escrow Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each such party hereto waives all personal service of any and all process upon such party related to this Agreement or the Escrow Agreement and consents to service of any complaint, summons, notice or other process upon such party that is made by hand delivery, certified mail or confirmed facsimile directed to such party at the address specified in Section
11.1 hereof; and service made by certified mail shall be complete seven (7) days after the same shall have been posted.

                                      85.

      11.11 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

      11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      11.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than parties entitled to indemnification under Article IX.

                                     * * * *

                                      86.

            IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement and Plan of Merger to be legally binding and effective as of the date first above written.

                                    PARENT:

                                    TEKELEC

                                    By:    /s/ Frederick M. Lax
                                       -----------------------------------------
                                    Name:  Frederick M. Lax
                                    Title: President and Chief Executive Officer

                                    ACQUISITION SUBSIDIARY:

                                    BUCKDANGER, INC.

                                    By:    /s/ Frederick M. Lax
                                       -----------------------------------------
                                    Name:  Frederick M. Lax
                                    Title: President and Chief Executive Officer

                                    COMPANY:

                                    STELEUS GROUP INC.

                                    By:    /s/ Richard E. Mace
                                       -----------------------------------------
                                    Name:  Richard E. Mace
                                    Title: President and Chief Executive Officer

                                    PREFERRED STOCKHOLDERS:

                                    STRATEGIC PARTNERS, INC.
                                    SOFTWARE CONSOLIDATIONS, INC.

                                    By:    /s/ Kermit L. Stofer
                                       -----------------------------------------
                                    Name:  Kermit L. Stofer
                                    Title: President

                            [SIGNATURES ON NEXT PAGE]

                                    THE BEACON GROUP III - FOCUS VALUE
                                    FUND, L.P.

                                    By:    Beacon Focus Value Investors, LLC,
                                           Its general partner

                                    By:    Focus Value GP, Inc.,
                                           a Member

                                    By:    /s/ Thomas G. Mendell
                                       -----------------------------------------
                                    Name:  Thomas G. Mendell
                                    Title: Managing Director

                                    JAFCO CO., LTD.

                                    By:    /s/ Yoichiro Takami
                                       -----------------------------------------
                                    Name:  Yoichiro Takami
                                    Title: Chief Financial Officer,
                                            JAFCO America
                                           Ventures, Inc., Attorney-in-Fact

                                    U.S. INFORMATION TECHNOLOGY
                                    INVESTMENT ENTERPRISE
                                    PARTNERSHIP U.S. INFORMATION
                                    TECHNOLOGY NO. 2
                                    INVESTMENT ENTERPRISE PARTNERSHIP

                                    By:    /s/ Yoichiro Takami
                                       -----------------------------------------
                                    Name:  Yoichiro Takami
                                    Title: Chief Financial Officer,
                                            JAFCO America
                                           Ventures, Inc., Its Executive Partner

                            [SIGNATURES ON NEXT PAGE]

                                    BANCBOSTON INVESTMENTS INC.

                                    By:    /s/ David Jeffrey
                                       -----------------------------------------
                                    Name:  David Jeffrey
                                    Title: Director

                                    GMT COMMUNICATIONS PARTNERS II, L.P

                                    By:    GMT II General Partner, L.P.,
                                           its general partner

                                    By:    GMT II General Partner, LLC,
                                           its general partner

                                    By:      /s/ Terrence Tehranian
                                       -----------------------------------------
                                    Name:  Terrence Tehranian
                                    Title: Managing Partner

                                    GMT COMMUNICATIONS PARTNERS
                                    (HOLLAND) II, L.P.

                                    By:    GMT II General Partner, L.P.,
                                           its general partner

                                    By:    GMT II General Partner, LLC,
                                           its general partner

                                    By:    /s/ Terrence Tehranian
                                       -----------------------------------------
                                    Name:  Terrence Tehranian
                                    Title: Managing Partner

                                    GMT COMMUNICATIONS PARTNERS
                                    (EXECUTIVE FUND) II, L.P.

                                    By:    GMT II General Partner, L.P.,
                                           its general partner

                                    By:    GMT II General Partner, LLC,
                                           its general partner

                                    By:    /s/ Terrence Tehranian
                                       -----------------------------------------
                                    Name:  Terrence Tehranian
                                    Title: Managing Partner